Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 24, 2010

among

TOYS “R” US-DELAWARE, INC.,

as Borrower,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent,,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agents,

The Lenders Party Hereto,

CREDIT SUISSE SECURITIES (USA) LLC

and WELLS FARGO BANK, N.A.,

as Documentation Agents,

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers,

and

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

GOLDMAN SACHS LENDING PARTNERS LLC

CREDIT SUISSE SECURITIES (USA) LLC,

CITIGROUP GLOBAL MARKETS INC.

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunning Managers

CAHILL GORDON & REINDEL LLP

80 Pine Street

New York, New York 10005

-i-

-ii-

-iii-

SCHEDULES

1.01	Specified Holdings Indebtedness
1.02	Material Subsidiaries
1.03	Propco Subsidiaries
2.01	Commitments
5.01	Organization Information
5.06(a)	Disclosed Matters
5.06(b)	Environmental Matters
5.12	Subsidiaries; Joint Ventures; Assessable Equity Interests
5.13	Insurance
5.14	Collective Bargaining Agreements
6.01(a)	Business Segment Reporting Requirements
7.01(g)	Existing Liens
7.02(i)	Existing Investments
7.03(c)	Existing Indebtedness
7.07	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Borrowing or Conversion Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B	Form of Note
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Guarantee
Exhibit E-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit E-2	Form of Opinion of Hunton & Williams LLP
Exhibit F	[Reserved]
Exhibit G	Form of Perfection Certificate
Exhibit H-1	Form of ABL Intercreditor Agreement
Exhibit H-2	Form of Non-ABL Intercreditor Agreement
Exhibit I	Form of Amended and Restated Intellectual Property Security Agreements
Exhibit J	[Reserved]
Exhibit K	Form of Prepayment Option Notice
Exhibit L	[Reserved]

-iv-

Exhibit M	United States Tax Compliance Certificate
Exhibit N	Loan Auction Procedures
Exhibit O	Form of Leverage/Prepayment Certificate
Exhibit P	Form of Security Agreement

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of August 24, 2010, among TOYS “R” US-DELAWARE, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS, L.P. and JPMORGAN CHASE BANK, N.A., as syndication agents (the “Syndication Agents”), BANK OF AMERICA, N.A., as collateral agent for the Lenders (the “Collateral Agent”), CREDIT SUISSE SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, as documentation agents (the “Documentation Agents”), BANC OF AMERICA SECURITIES LLC (“BAS”), J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS LENDING PARTNERS LLC, as joint lead arrangers (“Lead Arrangers”) and BAS, J.P. MORGAN SECURITIES INC., WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS LENDING PARTNERS LLC, CREDIT SUISSE SECURITIES (USA) LLC, CITIGROUP GLOBAL MARKETS INC. and DEUTSCHE BANK SECURITIES INC., as joint bookrunning managers (in such capacity, the “Joint Book Managers”; and together with the Lead Arrangers, the “Arrangers”).

WHEREAS, the Borrower, certain lenders party thereto (the “Existing Lenders”), Banc of America Bridge LLC, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Citicorp North America, Inc., as collateral agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers, and certain other agents and lenders named therein entered into that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”) (as amended from time to time pursuant to the terms thereof), pursuant to which the Existing Lenders made certain loans and certain other extensions of credit to the Borrower;

WHEREAS, the Obligations (as defined in the Existing Credit Agreement, hereinafter the “Existing Obligations”) of the Borrower and the other Loan Parties under the Existing Credit Agreement, the Security Documents (as defined in the Existing Credit Agreement, such Security Documents hereinafter the “Existing Security Documents”) and the Guarantees (as defined in the Existing Credit Agreement, such Guarantees hereinafter the “Existing Guarantees”) are secured by certain collateral (hereinafter the “Existing Collateral”) and are guaranteed or supported or otherwise benefited by the Existing Security Documents and the Existing Guarantees;

WHEREAS, immediately prior to the Restatement Date, Loans (as defined in the Existing Credit Agreement) in the aggregate principal amount of $800,000,000 were outstanding under the Existing Credit Agreement (the “Existing Loans”);

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety to allow for transactions (collectively, the “Amendment Transactions”) which (a) provide for new term loans (the “Initial Loans”) to the Borrower in an aggregate principal amount of $700,000,000, (b) provide for the issuance of a new series of senior secured notes of the Borrower (as amended, refinanced or replaced from time to time, the “Secured Notes”) to be secured by the Collateral on a pari passu basis with the Loans hereunder and (c) repay in full all obligations outstanding under the Existing Credit Agreement and the Borrower’s existing Unsecured Term Loan Agreement (clauses (a), (b) and (c), collectively, the “Refinancing”) in each case, on and subject to the terms and conditions of this Agreement;

WHEREAS, the parties hereto intend that (a) the Existing Obligations which remain unpaid and outstanding as of the Restatement Date shall continue to exist under this Agreement on the terms set forth herein and (b) the Existing Security Documents and Existing Guarantees shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations as well as the other Obligations of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents; and

WHEREAS, (a) this Agreement shall be deemed to amend, restate and supersede the Existing Credit Agreement, except that (1) the grants of security interests and Liens under and pursuant to the Existing Security Documents shall continue unaltered, and each other Existing Security Document shall continue in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement except to the extent expressly amended or modified by amendments thereto entered into in connection with the Amendment Transactions to provide for, among other things, the Secured Notes, and (2) all schedules, appendices and exhibits to the Existing Credit Agreement shall be incorporated by reference herein, mutatis mutandis, except for, and to the extent expressly amended and restated in connection herewith; (b) all Existing Obligations (including all indemnities) under the Existing Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents; and (c) all references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2011 Notes” has the meaning assigned to such term in definition of “Indentures.”

“2013 Notes” has the meaning assigned to such term in definition of “Indentures.”

“2021 Debentures” has the meaning assigned to such term in definition of “Indentures.”

“ABL Collateral Agent” means Bank of America, N.A., in its capacity as administrative agent under the ABL Credit Agreement.

“ABL Credit Agreement” means (a) that certain asset-based credit agreement as amended and restated as of August 10, 2010 (as amended, modified or otherwise supplemented) among Toys “R” Us-Delaware, Inc., as lead borrower for the borrowers named therein, the lenders party thereto, Bank of America, N.A., as administrative agent, Bank of America, N.A. (acting through its Canada branch), as Canadian agent, Bank of America, N.A. and Wells Fargo Retail Finance LLC, as co-collateral agents, and the other agents and arrangers party thereto, and (b) one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the agreement referred to in clause (a) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder, in all cases under clause (a) and/or (b) above, as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.

“ABL Credit Agreement Documents” means (a) the ABL Credit Agreement and (b) the other Loan Documents (as defined in the ABL Credit Agreement or any similar term used in any subsequent ABL Credit Agreement referred to in clause (b) of the definition thereof), including each mortgage and other security documents, guarantees, letter of credit documents and the notes issued thereunder, each as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.

“ABL Credit Agreement Obligations” means the “ABL Obligations” as defined in the ABL Intercreditor Agreement.

“ABL Credit Agreement Obligations” means the “ABL Obligations” as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” has the meaning assigned to such term in the definition of “Intercreditor Agreements.”

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any investment fund managed or advised by Affiliates of the Sponsors that is a bona fide debt fund that extends credit or buys loans or debt securities as part of its ordinary course of business.

“Affiliated Lender” means a Sponsor or any Affiliate thereof that is not an Affiliated Debt Fund.

“Agent Party” has the meaning assigned to such term in Section 10.02(c).

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agents, the Documentation Agents and the Arrangers; and “Agent” shall mean any of them.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Restatement Date, the Aggregate Commitments total $700.0 million.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:

(a) in the case of a Hedge Agreement documented pursuant to the ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);

(b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or

(c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Amendment Transactions” has the meaning assigned to such term in the recitals hereto.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.20.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of all Loans represented by the principal amount of such Lender’s Loans at such time, subject to adjustment as provided in Section 2.13.

“Applicable Rate” means (i) from the Restatement Date to the date on which the Administrative Agent receives a Leverage/Prepayment Certificate pursuant to Section 6.01(g) for the fiscal quarter ending October 30, 2010, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Leverage/Prepayment Certificate received by the Administrative Agent pursuant to Section 6.01(g):

Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate

1	≤ 1.75:1	4.25%	3.25%

2	> 1.75:1	4.50%	3.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Leverage/Prepayment Certificate is delivered pursuant to Section 6.01(g); provided, however, that if a Leverage/Prepayment Certificate is not delivered when due in accordance with such Section, then, upon the request of the Lenders, Pricing Level 2 shall apply in respect of the Loans.

“Approved Fund” means any Fund that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

“Arrangers” has the meaning assigned to such term in the preamble hereto.

“Asset Sale” means any conveyance, sale, lease (as lessor), transfer (other than in connection with granting of a Lien permitted hereunder) or other voluntary disposition (but excluding any Restricted Payment) (including by way of merger or consolidation and including any sale and leaseback transaction) of any property or assets (including, for the avoidance of doubt, any sale of any Equity Interests of any Subsidiary of a Loan Party other than any Propco Subsidiary), excluding:

(i) sales of inventory in the ordinary course of business or pursuant to any going-out-of-business sale;

(ii) any use or dispositions of cash and Cash Equivalents by any Loan Party or any of its Subsidiaries;

(iii) any casualty or property losses covered by insurance or condemnation proceeds by a Governmental Authority;

(iv) subject to the Lenders’ security interests therein, any licensing, sublicensing, settlement of claims or entering into co-existence agreements with respect to intellectual property in the ordinary course of business; and

(v) any transaction permitted by Section 7.05 (other than transactions permitted by Sections 7.05(h), (l) and (n) and, to the extent relating to a lease that is required to be capitalized on the lessor’s financial statements prepared in accordance with GAAP, Section 7.05(g);

to any Person other than a Loan Party; provided that sales of assets for aggregate consideration of $5.0 million or less with respect to any individual transaction or series of related transactions shall not constitute an “Asset Sale.”

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agents, in substantially the form of Exhibit C or any other form approved by the Agents.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Available Amount” means as at any date, the sum of, without duplication:

(a) the aggregate cumulative amount, not less than zero, of 50% of Consolidated Net Income for each Fiscal Year beginning with the fiscal quarter ending August 2, 2009 and ending as of the most recent period for which quarterly financial statements have been delivered pursuant to Section 6.01 hereof;

(b) the Net Cash Proceeds received after the Restatement Date and on or prior to such date from any equity issuance (other than Disqualified Capital Stock) by, the Borrower; and

(c) the amount received by the Borrower or any Subsidiary Guarantor in cash after the Restatement Date from any dividend or other distribution by any Subsidiary, joint venture or minority Investment that, in each case, is not otherwise already included in the calculation of Consolidated Net Income.

in each case, that has not been previously or concurrently applied pursuant to Section 7.02(h), 7.02(q) or 7.06(g).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“BAS” has the meaning assigned to such term in the preamble hereto.

“Base Rate” means, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate for interest periods of one month plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 6.01.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing or Conversion Notice” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by the Borrower and substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP consistently applied with the principles existing on the Restatement Date.

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) or any state or state agency thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, banker’s acceptances and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia (or Canada or any province thereof) having, capital and surplus aggregating in excess of $500.0 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in subsection (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any financial institution meeting the qualifications specified in subsection (b) above or with any primary dealer, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in subsections (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Certain Holdings Indebtedness” means, collectively, the Indebtedness represented by the Indentures.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means

(a) Holdings at any time ceases to directly own 100% of the Equity Interests of the Borrower;

(b) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(c) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Borrower or Holdings; or

(d) occupation of a majority of the non-vacant seats on the board of directors (or other body exercising similar management authority) of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings (or prior to the consummation of a Qualifying IPO, the Sponsors) nor (ii) appointed by directors so nominated.

“Charter Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Initial Loan Lenders or New Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Loan Commitments or New Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Loans or New Loans.

“Closing Date” means July 19, 2006.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means all the property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date and (b) thereafter pursuant to Sections 6.10 and 6.11.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Initial Loan Commitment or New Loan Commitment.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries (other than the Propco Subsidiaries).

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries (but not including the Propco Subsidiaries) at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries (but not the Propco Subsidiaries) at such date, but excluding the current portion of any Funded Debt of Borrower and its Subsidiaries (but not including the Propco Subsidiaries).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and capitalized software expenditures, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person (but not including the Propco Subsidiaries) for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f) the amount of management, monitoring, consulting, and advisory fees, and related expenses paid in such period pursuant to the Management Agreement; plus

(g) any costs or expense incurred by the such Person or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent such net cash proceeds are excluded from the calculation of the “Available Amount”;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for, a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the Borrower or any Subsidiary incurs, assumes, guarantees or repays any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Borrower or the applicable Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by the Borrower or Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person that was merged with or into the Borrower or another Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Agreements applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capital Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Consolidated Indebtedness” means, at any date, all Indebtedness of the types described in clause (a), clause (b), clause (c) (but only to the extent of any unreimbursed drawings under any letter of credit), and clause (g) of the definition of “Indebtedness” of the Borrower and its Subsidiaries (other than Propco Subsidiaries), on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedge Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (x) any additional interest owing on the 2011 Notes, the 2013 Notes or other securities pursuant to any registration rights agreements, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person for such period, on a consolidated basis (but not including the Propco Subsidiaries), and otherwise determined in accordance with GAAP; provided that

(1) any after-tax effect of extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2) the net income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Equity Interests of any Person shall be excluded;

(4) the net income for such period of any Person that is not a Subsidiary of such Person (or that is a Propco Subsidiary or other Subsidiary but is not otherwise consolidated with such Person), or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of the Borrower in a net loss of any such Person for such period to the extent the Borrower has funded such net loss;

(5) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Restatement Date (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Restatement Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(9) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than any Excluded Debt) after the Restatement Date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of any cure period set forth in Section 8.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as determined by the Administrative Agent, has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 5.06.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Maturity Date shall not constitute Disqualified Capital Stock.

“Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, have a combined capital and surplus in excess of $1.0 billion; (e) any Affiliated Debt Fund; and (f) any Affiliated Lender (subject to the requirements and limitations of Section 10.06(h)), in each case approved by (i) the Administrative Agent and (ii) except as otherwise provided in Section 10.06(b), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that an “Eligible Assignee” shall not include any natural person.

“Embargoed Person” has the meaning assigned to such term in Section 7.14.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or with respect to which a Loan Party or any ERISA Affiliate could incur liability.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation (including an interest or participation in one or more divisions or lines of a business of a Loan Party) that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, division or line of business, whether outstanding on the date hereof or issued after the Restatement Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) with respect to the Borrower and its domestic Subsidiaries, any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to the Borrower and its domestic Subsidiaries, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA with respect to any Plan , whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, where any such failure, individually or in the aggregate, is in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect); (c) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan that has a funding deficiency of more than $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan (other than in a standard termination under Section 4041(b) of ERISA); (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Base Rate” means

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that, notwithstanding the foregoing, in no event shall the Eurodollar Rate with respect to a Eurodollar Rate Loan at any time be less than 1.50%; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Amount” has the meaning assigned to such term in Section 2.03(f).

“Excess Cash Flow” means, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending January 28, 2012, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i)	Consolidated Net Income for such period,

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)	an amount equal to the provision for taxes based on income, profits or capital of the Loan Parties, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period to the extent deducted in arriving at such Consolidated Net Income,

(iv)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Loan Parties completed during such period),

(v)	an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Loan Parties during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(vi)	cash receipts in respect of Hedge Agreements during such Fiscal Year to the extent not otherwise included in Consolidated Net Income;

over (b) the sum, without duplication, of:

(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (1) through (9) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of capital expenditures made in cash during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness or a sale of Equity Interests of Loan Parties,

(iii)	the aggregate amount of all principal payments of unsubordinated Indebtedness of the Loan Parties and of Holdings (with respect to Indebtedness of Holdings, to the extent financed or paid by Borrower or a Loan Party) including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any repayment of Loans pursuant to Section 2.05, (C) the amount of any repayment of the 2011 Notes and 2013 Notes and (D) the amount of a mandatory prepayment of Loans pursuant to Section 2.03 to the extent required due to an Asset Sale, but excluding prepayments of loans under the ABL Credit Agreement made during such period (except to the extent there is an equivalent permanent reduction in commitments thereunder), except, in each case, to the extent financed with the proceeds of other Indebtedness of the Loan Parties, Holdings or their Subsidiaries (other than a Propco Subsidiary),

(iv)	an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Loan Parties during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Loan Parties completed during such period),

(vi)	payments by the Loan Parties during such period in respect of long-term liabilities of the Loan Parties other than Indebtedness,

(vii)	without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the aggregate amount of cash consideration paid by the Loan Parties (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 7.02 to the extent that such Investments were financed with internally generated cash flow of the Loan Parties,

(viii)	the amount of dividends paid during such period (on a consolidated basis) by the Loan Parties in accordance with Section 7.06 to the extent such dividends were financed with internally generated cash flow of the Loan Parties,

(ix)	the aggregate amount of expenditures actually made by the Loan Parties in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Loan Parties during such period that are required to be made in connection with any pre-payment of Indebtedness,

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Loan Parties pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)	the amount of taxes (including penalties and interest) paid in cash in such period,

(xiii)	cash expenditures in respect of Hedge Agreements during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income and

(xiv)	the amount of cash payments made in respect of pension obligations and other post-employment benefits obligations in such period to the extent not deducted in arriving at such Consolidated Net Income and the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such fiscal year; provided that such amounts will be added to Excess Cash Flow for the following Fiscal Year to the extent not paid in cash during such following fiscal year.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.03(e).

“Excess Cash Flow Percentage” means, for any Fiscal Year, 50%; provided that the Excess Cash Flow Percentage shall be reduced to 25% if the Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 1.75 to 1.00 and reduced further to 0% if the Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 1.40 to 1.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Debt” means, collectively, any Indebtedness permitted by Section 7.03 other than 7.03(t).

“Excluded Subsidiaries” means, collectively, the Propco Subsidiaries, SALTRU Associates JV and Immaterial Subsidiaries of Loan Parties.

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient’s principal office or applicable lending office is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13, any U.S. federal withholding tax that is imposed pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.01(a), (d) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 3.01(e), or (e) any U.S. federal withholding tax that is imposed by reason of Section 1471 or Section 1472 of the Code other than by reason of a change in law after the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender (or its assignees, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.01(a).

“Executive Order” has the meaning assigned to such term in Section 5.20.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereto.

“Existing Collateral” has the meaning assigned to such term in the preamble hereto.

“Existing Guarantors” has the meaning assigned to such term in the preamble hereto.

“Existing Lenders” has the meaning assigned to such term in the preamble hereto.

“Existing Loans” has the meaning assigned to such term in the preamble hereto.

“Existing Obligations” has the meaning assigned to such term in the preamble hereto.

“Existing Security Documents” has the meaning assigned to such term in the preamble hereto.

“Extending Lender” has the meaning assigned to such term in Section 10.01.

“Extraordinary Receipts” means any receipt by any Loan Party or any of its Subsidiaries of any casualty or property insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided that any casualty or property insurance proceeds or condemnation awards of $5.0 million or less with respect to any individual event or series of related events shall not constitute “Extraordinary Receipts.”

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of preferred stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Loan Party which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, as to any Person, all Indebtedness (of the type described in clauses (a), (b), (e), (f) and (g), of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from the date of its creation but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Geoffrey Collateral” means the “Geoffrey Collateral” as defined in the ABL Intercreditor Agreement.

“Geoffrey Entities” means collectively (a) Geoffrey, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower, which owns the intellectual property related to the Borrower’s business and operations and (b) each of its domestic subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 10.06(g).

“Guarantee” means, collectively, the guarantee made by the Subsidiary Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit D, and each other guarantee and guarantee supplement delivered pursuant to Section 6.10.

“Guarantors” means, collectively, the Subsidiary Guarantors and any Person required to execute a Guarantee pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.

“Holdings” means Toys “R” Us, Inc., a Delaware corporation.

“Immaterial Subsidiaries” means, as to any Person, all Subsidiaries of such Person other than its Material Subsidiaries.

“Increased Amount Date” has the meaning assigned to such term in Section 2.12(a).

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):

(a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person); provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all direct or contingent obligations of such Person arising under letters of credit as an account party (including standby and commercial), letters of guarantee, bankers’ acceptances and bank guarantees;

(d) the Agreement Value of all Hedge Agreements;

(e) all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);

(f) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(g) Capital Lease Obligations; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests of any Loan Party from present or former officers, directors or employees of such Loan Party or any Subsidiary thereof upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of such Loan Party), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i) the principal and interest portions of all rental obligations of such Person under any synthetic lease, tax retention operating lease, off-balance-sheet loan or similar off-balance-sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(j) all guarantees of such Person in respect of Indebtedness of others.

Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a capital lease, (B) any obligations relating to overdraft protection and netting services, or (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Indentures” means each of

(i) the Indenture, dated as of July 24, 2001, originally between Holdings and The Bank of New York, as trustee, with respect to 7.625% Notes due 2011 (the “2011 Notes”),

(ii) the Indenture dated as of May 28, 2002 originally between Holdings and The Bank of New York, as trustee, with respect to 7.875% Notes due 2013 (the “2013 Notes”),

(iii) the Indenture dated as of May 28, 2002 originally between Holdings and The Bank of New York, as trustee, with respect to 7.375% Notes due 2018, and

(iv) the Indenture dated as of August 29, 1991 originally between Holdings and The Bank of New York, as successor trustee, with respect to 8.75% Debentures due 2021 (the “2021 Debentures”)

, each as modified, amended, supplemented or restated and in effect from time to time.

“Information” has the meaning assigned to such term in Section 10.07.

“Initial Loan” has the meaning assigned to such term in the recitals hereto.

“Initial Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Restatement Date, the amount set forth opposite such Lender’s name on Schedule 2.01 as such Lender’s “Initial Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumes a portion of the Initial Loan Commitments, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Loan Commitments as of the Restatement Date totals $700.0 million.

“Initial Loan Lender” shall mean a Lender with an Initial Loan Commitment or an outstanding Initial Loan.

“Intellectual Property” has the meaning assigned to such term in Section 5.18.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in substantially the form of Exhibit I (together with each other intellectual property security agreement supplement delivered pursuant to Section 6.10, in each case as amended).

“Intercreditor Agreements” means (1) an intercreditor agreement relating to the ABL Credit Agreement and this Agreement substantially in the form of Exhibit H-1 (the “ABL Intercreditor Agreement”) and (2) an intercreditor agreement relating to the Secured Notes and Permitted Additional Secured Notes and this Agreement substantially in the form of Exhibit H-2 (the “Non-ABL Intercreditor Agreement”).

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or nine or twelve months thereafter (to the extent available to all Lenders), as selected by the Borrower in its Borrowing or Conversion Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date (in the case of Initial Loans) or the applicable New Loan Maturity Date (in the case of New Loans).

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of capital stock or other securities, including any option, warrant or right to acquire the same, of another Person, (b) loan, advance or capital contribution to, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business), guarantee of Indebtedness of a Non-Loan Party or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the aggregate Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends or distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc. or any successor thereto.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J.

“Joint Book Managers” has the meaning assigned to such term in the preamble hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” has the meaning assigned to such term in the preamble hereto.

“Lenders” means a financial institution party hereto with a Commitment or an outstanding Loan, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage/Prepayment Certificate” means a certificate substantially in the form of Exhibit O.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Note, the Guarantees and the Security Documents.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Loan or New Loan made by any Lender hereunder.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means that certain management agreement dated as of July 21, 2005 by and among Holdings, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended, modified and supplemented from time to time; provided that no such amendment, modification or supplement may effect any increase in fees payable thereunder.

“Mandatory Prepayment Date” has the meaning assigned to such term in Section 2.03(i).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Marketable Securities” means any security that is listed or recorded on a United States national securities exchange, quoted on Nasdaq (or any other successors thereto), on the Nasdaq National Market (or any successors thereto) or any United States national automated interdealer quotation system, with a seven-day average public float of at least $500.0 million.

“Master Lease” means each of the Master Leases entered into by any Loan Party with any other direct or indirect domestic subsidiary of Holdings, and any and all modifications thereto, substitutions therefor and replacements thereof.

“Material Adverse Effect” means any event, facts, or circumstances, which, after the Restatement Date, has a material adverse effect on (a) the business, assets, financial condition or income of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents in any material respect or any of the material rights or remedies of the Lenders or the Agents hereunder or thereunder; provided that no event, fact or circumstance existing on the Restatement Date of which the Agents have knowledge (based on information disclosed to the Agents prior to the Restatement Date or set forth in SEC publicly filed documents regarding Holdings prior to the Restatement Date) shall be deemed to be the basis for a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than the Obligations) of the Loan Parties individually having an aggregate principal amount of $50.0 million or more.

“Material Subsidiary” means a Subsidiary of the Borrower that had, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, total assets (as determined in accordance with GAAP) of more than $50.0 million or any Subsidiary designated by the Borrower as a Material Subsidiary. Notwithstanding the foregoing, Material Subsidiaries shall include each Subsidiary, that together with its subsidiaries, account for no less than 95% of total assets of the Borrower and its domestic Subsidiaries, determined on a quarterly basis simultaneously with the delivery of the financial statements required to be delivered by Section 6.01(b). For the avoidance of doubt, the designation of a Subsidiary as a “Material Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent. Notwithstanding the foregoing, the Geoffrey Entities and each other Subsidiary of the Borrower that is a Loan Party on the Restatement Date (in each case for so long as they are a Subsidiary of a Loan Party) shall at all times be deemed a Material Subsidiary. As of the Restatement Date, the Subsidiaries listed on Schedule 1.02 are Material Subsidiaries.

“Maturity Date” means September 1, 2016.

“Maximum Incremental Facilities Amount” shall mean $700,000,000, less the amount of any additional secured Indebtedness issued after the Restatement Date pursuant to Section 7.03(w).

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means an Employee Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any asset sale, the cash proceeds received by any Loan Party or any of its Subsidiaries (other than (1) the Propco Subsidiaries and (2) any Foreign Subsidiary to the extent the repatriation of such cash proceeds would result in more than nominal adverse tax consequence to the Borrower, until such time as any such cash proceeds are repatriated or otherwise transferred out of the home jurisdiction of any such Foreign Subsidiary, (collectively, the “Applicable Subsidiaries”) including cash proceeds subsequently received (as and when received by such Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries)) in respect of non-cash consideration initially received, other than proceeds of ABL Priority Collateral if and for so long as the obligations under the ABL Credit Agreement remain outstanding, net of (i) selling and/or liquidation expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, appraisal and title expenses, recording, transfer and similar taxes and the Loan Party’s good faith estimate of other taxes paid or payable in connection with such sale); (ii) amounts reasonably and in good faith provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by such Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries) associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) such Loan Party’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) in the case of a sale or other disposition (including casualty or condemnation) of an asset, the amount of all payments required to be made by any Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries) as a result of such event to repay (or to establish any required escrow for the repayment of) any Indebtedness secured by such asset; (v) other reasonable fees and expenses actually incurred in connection therewith; (vi) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account available tax credits or deductions) and (vii) in the case of assets sold in connection with a sale and leaseback transaction, the amount of all (x) repayments made with such proceeds in respect of borrowings incurred and (y) prior capital expenditures made by the Loan Parties, in each case to finance the acquisition or improvement of such assets in contemplation of such sale and leaseback transaction;

(b) with respect to any Debt Issuance or equity issuance by any Person or any of its Subsidiaries (other than the Applicable Subsidiaries), the cash proceeds thereof, net of reasonable fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, other than proceeds of Collateral (as defined in the ABL Credit Agreement) if and for so long as the obligations under the ABL Credit Agreement remain outstanding, net of (i) all reasonable fees, costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid by the Loan Parties or their Subsidiaries (other than the Applicable Subsidiaries) in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts, (ii) in the case of a sale or other disposition of an asset pursuant to a casualty or condemnation, the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries (other than the Applicable Subsidiaries) as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness secured by such asset or otherwise subject to mandatory prepayment under the ABL Credit Agreement as a result of such event, and (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).

“New Loan” has the meaning assigned to such term in Section 2.12(b).

“New Loan Commitment” has the meaning assigned to such term in Section 2.12(a).

“New Loan Lender” has the meaning assigned to such term in Section 2.12(b).

“New Loan Maturity Date” means the date on which a New Loan matures.

“Non-ABL Intercreditor Agreement” has the meaning assigned to such term in the definition of “Intercreditor Agreements.”

“Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not a Guarantor.

“Non-Loan Party” means Holdings and any direct or indirect Subsidiary of Holdings that is not a Loan Party.

“Note” means a promissory note made by the Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing Loans made by such Lender to the Borrower.

“Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.20.

“OID” has the meaning assigned to such term in Section 2.12(a).

“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 10.06(d).

“Participation Register” has the meaning assigned to such term in Section 10.06(d)(vii).

“Patriot Act” has the meaning assigned to such term in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit G.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are engaged in on the Restatement Date and reasonable extensions thereof, including, but not limited to businesses which are complementary to the business of the type that Borrower and the Subsidiaries are engaged in on the Restatement Date, such as manufacturing and shipping, or any other business otherwise permitted to be engaged in the Borrower or its Subsidiaries under this Agreement, and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents, to the extent required therein;

(iii) the board of directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn) or commenced any action which alleges that such acquisition will violate Applicable Law; and

(iv) the Borrower shall have furnished the Administrative Agent with ten (10) days’ prior notice of such intended acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $100,000,000 (excluding such portion of the purchase price consisting of Equity Interests or Subordinated Indebtedness of a Loan Party (or cash proceeds of the issuance of the foregoing) or contingent earn out obligations), a summary of any due diligence undertaken by the Borrower in connection with such acquisition, appropriate financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis for all Loan Parties) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request.

“Permitted Additional Secured Notes” shall mean Indebtedness of the Borrower (other than the Secured Notes) that is secured by a Lien ranking equally and ratably with the Lien of the Secured Notes pursuant to the terms of the Intercreditor Agreements; provided that (a) the holders of such Permitted Additional Secured Notes (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Intercreditor Agreements agreeing to be bound thereby on the same terms applicable to the holders of Secured Notes and (b) no Event of Default shall have occurred and be continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom.

“Permitted Holders” means (a) the Sponsors and (b) their respective Permitted Transferees.

“Permitted Holdings Expenses” means expenses of Holdings consisting of (a) franchise taxes and other costs required to maintain the legal existence of Holdings, (b) corporate overhead expenses incurred in the ordinary course of business, (c) audit costs, professional fees and expenses and other costs incurred by Holdings in connection with reporting obligations under or otherwise incurred in connection with compliance with Applicable Law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder), (d) obligations of Holdings under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, (e) reimbursement of indemnities and actual expenses and, so long as no Specified Default has occurred and is continuing or would result therefrom, fees, in each case, payable pursuant to the Management Agreement; provided that such fees not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment and (f) trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of the Borrower and its Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, the Borrower and its Subsidiaries.

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Tax Distributions” means without duplication, (A) payments, dividends or distributions by any Loan Party to Holdings in order to pay consolidated or combined federal, state or local income or franchise taxes attributable to the income of Holdings, the Loan Parties or any of their Subsidiaries, to the extent such taxes are not payable directly by the Loan Parties or any of their Subsidiaries, which payments, dividends and distributions by such Loan Party (less any such taxes payable directly by the Loan Parties or any of their Subsidiaries) shall not be in excess of the applicable income or franchise tax liabilities that would have been payable by Holdings, the Loan Parties and the Loan Parties’ Subsidiaries on a stand-alone basis and (B) the capitalization, distribution and/or contribution of amounts payable or receivable by a Loan Party in respect of any such attributable taxes.

“Permitted Transferees” means (a) any Controlled Investment Affiliate of the Sponsors (collectively, “Sponsor Affiliates”), (b) any managing director, general partner, limited partner, director, officer or employee of the Sponsors or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (d) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, could reasonably under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.02.

“Prepayment Option Notice” has the meaning assigned to such term in Section 2.03(i).

“Pro Rata Share” means, with respect to each Lender, (i) at or prior to the funding on the Restatement Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the amount of the Aggregate Commitments and (ii) thereafter, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of such Lender and the denominator of which is the aggregate principal amount of the Loans of all Lenders.

“Propco II” means Toys “R” Us Property Company II, LLC.

“Propco Subsidiaries” means the special purpose Subsidiaries of the Loan Parties listed on Schedule 1.03 hereto and any other newly created or acquired Subsidiaries (i) party to CMBS facilities, high yield indentures or other financings secured by interests in real property and (ii) designated by the Borrower as “Propco Subsidiaries” from time to time.

“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualifying IPO” means an equity issuance by Holdings consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (a) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and (b) resulting in gross proceeds to Holdings of at least $100.0 million.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” has the meaning specified in the recitals hereto.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Repricing Transaction” means the incurrence by Holdings or any Loan Party of any Indebted-ness (including, without limitation, any new or additional term loans under this Agreement or additional notes) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to this Agreement or the Secured Notes (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Loans then in effect and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Loans.

“Required ABL Prepayment Amount” means, as of any date of determination, the amount necessary to be repaid under the ABL Credit Agreement to result in Capped Availability (as defined in the ABL Credit Agreement) immediately following such repayment of at least $300.0 million.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Loans and Commitments outstanding on such date; provided that Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restatement Date” means the first date all conditions precedent set forth in Section 4.01 of this Agreement are satisfied or waived in accordance with Section 10.01 of this Agreement, which date was August 24, 2010.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its Subsidiaries, (b) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Loan Party or any of its Subsidiaries or (c) payment on or in respect of any Indebtedness of Holdings other than with respect to the 2021 Debentures, interest payments when due in respect of other Certain Holdings Indebtedness, and principal and interest payments in respect of Specified Holdings Indebtedness; provided that “Restricted Payments” shall not include any dividends payable solely in Equity Interests (other than Disqualified Capital Stock) of a Loan Party or any of its Subsidiaries to its direct parent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Notes” has the meaning assigned to such term in the Recitals hereto.

“Secured Obligations” means (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Hedge Agreement permitted pursuant to Section 7.03(e) entered into with any counter party that is a Secured Party.

“Secured Parties” means collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) each other Agent, (d) the Lenders, (e) each Affiliate of an Agent or a Lender that is a counterparty to a Hedge Agreement, if at the date of entering into such Hedge Agreement, such Person was an Agent or Lender or an Affiliate of an Agent or Lender and (f) with respect to the Secured Obligations under Section 10.04(b), the other Indemnitees; it being understood and agreed that such Indemnitees shall be bound by the Intercreditor Agreements.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the amended and restated security agreement, dated as of the Restatement Date, by and among the Borrower and the other Loan Parties and grantors that are party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties, as amended or supplemented from time to time and substantially in the form of Exhibit P.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Intercreditor Agreements and each other security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any property as collateral for the Obligations.

“Senior Secured Leverage Ratio” means the ratio of (1) the aggregate amount of Consolidated Indebtedness of the Borrower and its Subsidiaries (other than the Propco Subsidiaries) secured by a Lien that is pari passu or senior in priority to the Liens securing the Loans to (2) the Consolidated EBITDA of the Borrower (other than the Propco Subsidiaries) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case calculated on a pro forma basis for such proposed incurrence and any other pro forma adjustments to Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio; provided that the amount of Indebtedness under revolving credit facilities shall be based on the average of the month-end balances of such Indebtedness for the applicable four-quarter period.

“Significant Subsidiary” means any Subsidiary of a Loan Party that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“SPC” has the meaning assigned to such term in Section 10.06(g).

“Specified Default” means the occurrence of any Event of Default specified in Section 8.01(a) or (d).

“Specified Holdings Indebtedness” means the Indebtedness set forth on Schedule 1.01 hereto.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and their respective affiliates.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or a Subsidiary thereof.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any other Loan Party that is by its terms subordinated in right of payment to the Obligations (other than intercompany Loans made pursuant to Section 7.03(l)).

“Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of the Borrower that is party to the Guarantee. For the avoidance of debt, Propco II will not be a Subsidiary Guarantor.

“Syndication Agents” has the meaning assigned to such term in the preamble hereto.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, with respect to the Borrower, at any date the ratio of (i) Consolidated Indebtedness of the Borrower (other than the Propco Subsidiaries) as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of calculation, determined on a consolidated basis in accordance with GAAP and as provided below to (ii) Consolidated EBITDA of Borrower (other than the Propco Subsidiaries) for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation. For purposes of calculating the Total Leverage Ratio for any period, the amount of Indebtedness of any Person represented by outstanding letters of credit shall be excluded from the amount of Indebtedness except to the extent such letter of credit has been drawn and not reimbursed by such Person. In the event that a Loan Party or Subsidiary of a Loan Party (other than the Propco Subsidiaries) incurs or repays or redeems any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facilities) subsequent to the end of the period for which the Total Leverage Ratio is being calculated and on or prior to the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption or repayment of Indebtedness as if the same had occurred on the last day of the applicable period. The Total Leverage Ratio shall be calculated in a manner consistent with the pro forma provisions (to the extent applicable) of the definition of “Consolidated Fixed Charge Coverage Ratio.” The amount of Indebtedness under revolving credit facilities shall be based on the average of the month-end balances of such Indebtedness for the applicable prior twelve-month period.

“Total Net Leverage Ratio” means, with respect to the Borrower, at any date, the Total Leverage Ratio of Borrower as of such date; provided that for purposes of calculating Total Net Leverage Ratio, total Unrestricted Cash and Cash Equivalents held by a Loan Party or its Subsidiaries (other than Propco Subsidiaries) shall be deducted from Consolidated Indebtedness. The amount of Unrestricted Cash and Cash Equivalents included in such calculation (i) for purposes of Section 7.06(f) shall be based on the average of the month-end balances of such Unrestricted Cash and Cash Equivalents for the applicable period and (ii) for purposes of Section 2.03(e) shall be based on the amount of Unrestricted Cash and Cash Equivalents as of the last day of the applicable Fiscal Year. Notwithstanding anything to the contrary herein, the maximum amount of Unrestricted Cash and Cash Equivalents that may be netted from Consolidated Indebtedness in calculating the Total Net Leverage Ratio for purposes of Section 2.03(e) shall not exceed (x) $175.0 million in respect of the Fiscal Year ending January 2012 and (y) $225.0 million in respect of each Fiscal Year thereafter.

“Transactions” means the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans, the issuance of the Secured Notes, the Refinancing and the payment of the fees and expenses incurred in connection therewith.

“Type” means the character of a Loan as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents characterized as unrestricted in accordance with GAAP.

“Unsecured Term Loan Agreement” means that certain credit agreement, dated as of December 1, 2006, by the Borrower, each lender from time to time party thereto, Banc of America Bridge LLC, as administrative agent, and the other arrangers and agents party thereto, as amended prior to the Restatement Date.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Restatement

Date. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is understood and agreed that any recharacterization of an accounting entry or term shall be permitted hereunder so long as the action relating to or underlying the entry or item as so recharacterized would have been permitted if it had originally been characterized in such manner.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND BORROWING OF LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender having an Initial Loan Commitment severally agrees to make an Initial Loan to the Borrower on the Restatement Date, in the amount of such Lender’s Initial Loan Commitment as set forth on Schedule 2.01. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Initial Loans on the Restatement Date may be made as Eurodollar Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) The borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Such notices may be provided by telephone; provided that each such telephone notice (x) in respect of Base Rate Loans must be received by no later than 3:00 p.m. on the Business Day prior to the date of such Borrowing and (y) is thereafter confirmed in writing and received by the Administrative Agent not later than (i) 2:00 p.m., two Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 12:00 noon, on the requested date of any borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing or Conversion Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in an amount equal to $1.0 million or a whole multiple of $1.0 million in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing or Conversion Notice (whether telephonic or written) shall specify (i) in the case of a conversion or continuation, whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.” If the Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.

(b) Following receipt of a Conversion Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of the borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Banc of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays breakage costs incurred in connection with such conversion and required to be paid pursuant to Section 3.05 of which it has been notified. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, voluntarily prepay the Loans in whole or in part at any time without premium or penalty (subject to the premium set forth in Section 2.03(h), if applicable); provided that (A) such notice shall be given in accordance with Section 2.03(g); (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless otherwise revoked prior to the date of such prepayment in accordance with Section 2.03(f). Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.

(b) Asset Sales. Following the receipt of any Net Cash Proceeds of any Asset Sale after the Restatement Date, (x) at the option of the Borrower pursuant to a written notice of reinvestment delivered to the Administrative Agent, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (A) within twelve (12) months following receipt of such Net Cash Proceeds or (B) if within twelve (12) months following receipt thereof the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds, within 180 days of the date of such legally binding commitment; provided that (1) if an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default existed or was continuing) and (2) if the assets subject to such Asset Sale constituted Geoffrey Collateral, such reinvestment may only be in assets constituting Geoffrey Collateral and (y) any remaining Net Cash Proceeds from such Asset Sale shall be applied on the last day of such twelve-month or 180-day period, as applicable, to the prepayment of the Loans pursuant to this Section 2.03(b).

Notwithstanding the foregoing, no such prepayment shall be required under this Section 2.03(b) with respect to:

(A) amounts not in excess of the Required ABL Prepayment Amount on such date;

(B) the disposition of property which constitutes Extraordinary Receipts; and

(C) Net Cash Proceeds from an Asset Sale by (1) a Foreign Subsidiary of the Borrower (unless, and to the extent that, any such proceeds are repatriated to the United States) or (2) Geoffrey International LLC unless and to the extent that such proceeds are dividended, loaned or otherwise transferred to a Loan Party.

(c) Debt Issuance or Disqualified Capital Stock Issuance. Promptly following the receipt of any Net Cash Proceeds of any Debt Issuance after the Restatement Date or any issuance by any Loan Party of Disqualified Capital Stock after the Restatement Date, the Borrower shall apply 100% of such Net Cash Proceeds to the repayment of Loans; provided that no such prepayment shall be required under this Section 2.03(c) with respect to amounts not in excess of the Required ABL Prepayment Amount.

(d) Extraordinary Receipts. Promptly following the receipt of any Net Cash Proceeds from any Extraordinary Receipts, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid is to reinvest in other fixed or capital assets within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within 180 days of the date of such legally binding commitment but in any event no earlier than the twelfth month following receipt of such Net Cash Proceeds; provided that if an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default existed or was continuing) and (ii) if any Net Cash Proceeds cannot be so reinvested during the periods described above, an amount equal to any such Net Cash Proceeds shall be applied on the last day of such period to the prepayment of the Loans pursuant to this Section 2.03(d).

(e) Excess Cash Flow. If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending January 28, 2012, there shall be Excess Cash Flow, the Borrower shall, on the Excess Cash Flow Application Date relating to such Fiscal Year, prepay the Loans in an amount equal to the Excess Cash Flow Percentage of such Excess Cash Flow. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements of the Borrower referred to in Section 6.01(a) for such Fiscal Year are required to be delivered to the Administrative Agent. Each such prepayment shall be subject to the procedures set forth in this Section 2.3.

(f) Application of Prepayments. Amounts to be applied pursuant to this Section 2.03 to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.03 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and the Borrower and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.

(g) Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 12:00 noon, two Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Loan, not later than 12:00 noon, one Business Day before the date of prepayment. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice of prepayment shall be revocable on any Business Day prior to the date of repayment, provided that, within 5 Business Days of receiving a written demand for such reimbursement which sets forth the calculation of breakage costs incurred and payable pursuant to Section 3.05 in reasonable detail, the Borrower shall reimburse the Lenders for such breakage costs associated with the revocation of any notice of prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.03. Prepayments shall be accompanied by accrued interest as required by Section 2.06.

(h) Prepayment Premium. Upon any voluntary prepayment of the Loans (in whole or in part, including pursuant to a refinancing thereof) at any time on or prior to the first anniversary of the Restatement Date with the proceeds of any Repricing Transaction, Borrower shall pay a premium equal to 1.00% of the principal amount of any portion of such Loans optionally prepaid.

(i) Notwithstanding anything to the contrary in Section 2.03, with respect to the amount of any mandatory prepayment described in Sections 2.03(b) through (d) that is required to be applied towards the repayment of Loans (such amount, the “Prepayment Amount”), the Borrower will, in lieu of automatically applying such amount to the prepayment of Loans as provided in Section 2.03 above on the date specified in Sections 2.03(b) through (d) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”), as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit K, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 5 Business Days after the date of the Prepayment Option Notice, the relevant Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loans. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Loans as described above in respect of which such Lenders have accepted prepayment (it being understood that a failure to respond to a Prepayment Option Notice shall be deemed an acceptance of the prepayment referenced therein); provided that if after the application of amounts above, any portion of the Prepayment Amount not accepted by the Lenders shall remain, such amount may be retained by the Borrower.

2.04 Termination of Commitments. The Commitments of each Lender shall automatically terminate on the Restatement Date upon the borrowing of the Loans on such date.

2.05 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Loan Lenders on the Maturity Date the aggregate amount of all Initial Loans outstanding on such date.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Loan Lenders on each date set forth below (each, an “Initial Loan Repayment Date”) a principal amount in respect of the Initial Loans equal to (x) the outstanding principal amount of Initial Loans made on the Restatement Date multiplied by (y) the percentage set forth below opposite such Initial Loan Repayment Date (each, an “Initial Loan Repayment Amount”):

Date	Initial Loan Repayment Amount
November 30, 2010	0.25%
February 28, 2011	0.25%
May 31, 2011	0.25%
August 31, 2011	0.25%

Date	Initial Loan Repayment Amount
November 30, 2011	0.25%
February 29, 2012	0.25%
May 31, 2012	0.25%
August 31, 2012	0.25%
November 30, 2012	0.25%
February 28, 2013	0.25%
May 31, 2013	0.25%
August 31, 2013	0.25%
November 30, 2013	0.25%
February 28, 2014	0.25%
May 31, 2014	0.25%
August 31, 2014	0.25%
November 30, 2014	0.25%
February 28, 2015	0.25%
May 31, 2015	0.25%
August 31, 2015	0.25%
November 30, 2015	0.25%
February 28, 2016	0.25%
May 31, 2016	0.25%
Maturity Date	Remaining outstanding amount

(c) In the event that any New Loans are made, such New Loans shall be repaid by the Borrower in the amounts (each, a “New Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, each Loan that is a (i) Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times previously agreed in writing by such parties.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans including Base Rate Loans (determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made or continued or converted from a Loan of another Type, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Any change in the interest rate in a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Indebtedness.

(a) The Loans, and the principal and interest due with respect thereto, made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding

Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each of the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the Type comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Loans then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii) the provisions of this section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which, subject to clause (iii) below, the provisions of this section shall apply); and

(iii) the provisions of this section shall not apply to any assignment made pursuant to, and in accordance with, Section 10.06(h)(II).

Subject to the provisions of Section 10.06(d), each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Incremental Facilities.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $25,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower shall specify the identity of each Eligible Assignee (and any existing Lender) to whom the Borrower proposes any portion of such New Loans be allocated and the amounts of such allocations; provided, however, that (A) any existing Lender approached to provide all or a portion of the New Loans may elect or decline, in its sole discretion, to provide all or any portion of such New Loans and (B) any Eligible Assignee that is not an existing Lender shall be approved by the Administrative Agent and the Borrower. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any New Loans, each of the conditions set forth in Section 4.01 shall be satisfied; (iii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 3.01(e); (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction; and (vi) the interest rates and amortization schedule applicable to any New Loans under the New Loan Commitments shall be determined by the Borrower and the New Loan Lenders thereunder; provided that if the applicable interest rate margin relating to the New Loans (the “Incremental Loan Applicable Rate”) exceeds the Applicable Rate relating to the existing Loans by more than 0.25%, the Applicable Rate relating to the existing Loans shall be adjusted to be equal to the Incremental Loan Applicable Rate minus 0.25%; provided, further, that in determining such applicable interest rates, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amount of OID) paid by the Borrower to the Lenders under the New Loans and the existing Loans in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity) and (y) any changes to the interest rate “floor” shall be deemed to be an equivalent change in the applicable interest rate margin for the New Loans. Any New Loans made on an Increased Amount Date shall be designated a separate series of New Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Loan Commitment (each, a “New Loan Lender”) of any series shall make a loan to the Borrower (a “New Loan”) in an amount equal to its New Loan Commitment, and (ii) each New Loan Lender shall become a Lender hereunder with respect to the New Loan Commitment and the New Loans of such series made pursuant thereto.

(c) The terms and provisions of any New Loans and New Loan Commitments shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to one or more Classes of the existing initial Loans; provided that (i) the applicable New Loan Maturity Date of each series shall be no earlier than the Maturity Date and mandatory prepayment and other payment rights (other than scheduled amortization) of the New Loans and the Initial Loans shall be identical, (ii) the rate of interest and the amortization schedule applicable to the New Loans of each series shall be determined by the Borrower and the applicable New Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided that the weighted average life to maturity of all New Loans shall be no shorter than the weighted average life to maturity of the Initial Loans, (iii) the New Loans shall rank pari passu in right of payment and of security with the Initial Loans and (iv) all other terms applicable to the New Loans of each series that differ from the existing Initial Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(d) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Additional Loans Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Loans Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (B) no Event of Default or Default exists immediately before or immediately after giving effect to such addition.

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.12.

2.13 Defaulting Lenders.

(a) Waivers and Amendments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that if the applicable withholding agent shall be required by applicable Law to deduct, or an Agent or a Lender shall be required to remit, any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this Section 3.01) have been made, the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Loan Parties. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes (which shall be repaid to the Borrower in accordance with Section 3.01(f)) so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.01 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six months from the end of such fiscal year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of any Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(a) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(b) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit M (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made (including, in the case of any Lender claiming exemption from withholding under Sections 1471 and 1472 of the Code, any documentation required to comply with such exemption).

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder (including any documentation necessary to prevent withholding under Section 1471 or Section 1472 of the Code), the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Loan Party shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Agent or Lender to the extent that such Agent or Lender becomes subject to Taxes subsequent to the Restatement Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Agent or Lender (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Agent or Lender or a change in the branch or lending office of such Agent or Lender, as the case may be, such Agent or Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 3.01; provided, however, that such efforts shall not include the taking of any actions by such Agent or Lender that would result in any tax, costs or other expense to such Agent or Lender (other than a tax, cost or other expense for which such Agent or Lender shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Agent or Lender have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Agent or Lender.

(h) If any Lender or Agent reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes as to which it has been paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 3.01 exceeding the amount needed to make such Lender or Agent whole, such Lender or Agent shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses (including Taxes) incurred in securing such refund, deduction or credit and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Lender or Agent on such interest).

3.02 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Restatement Date shall make it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Rate Loan, then, by written notice to the Borrower, such Lender may (x) declare that Eurodollar Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Rate Loan shall, unless withdrawn, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans, in which event all such Eurodollar Rate Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in Section 2.02. In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Loans that would have been made by such Lender or the converted Eurodollar Rate Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Loans.

(b) For purposes of this Section 3.02, a notice to the Borrower pursuant to Section 3.02(a) above shall be effective, if lawful, and if any Eurodollar Rate Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

3.03 Alternate Rate of Interest for Loans. If, prior to the commencement of any Interest Period for a Eurodollar Rate Loan, the Administrative Agent:

(a) reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or

(b) is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing or Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Rate Loan, such Borrowing shall be made as a Borrowing of Base Rate Loans unless withdrawn by the Borrower.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of that incurred by similarly situated lenders to such Lender of making or maintaining any Eurodollar Rate Loan or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that (i) any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Compensation for Losses. The Borrower shall promptly reimburse any Lender for any loss, cost or expense incurred by it in the reemployment of funds resulting from:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or the failure of the Lender to deliver any notice pursuant to Section 3.02, 3.03 or 3.04) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower.

Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Eurodollar Rate for such Loan (but specifically excluding any Applicable Rate) for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a Eurodollar Rate Loan with Base Rate Loans other than on the last day of the Interest Period for such Loan or the failure to prepay a Eurodollar Rate Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Eurodollar Rate Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a Eurodollar Rate Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 and the manner in which such amount was determined shall be delivered to the Borrower (with a copy to the Administrative Agent). The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.04 or cannot make Loans under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Restatement Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Loans. The obligation of each Lender to make its Loan on the Restatement Date is subject to satisfaction of the following conditions precedent:

(a) Loan and Corporate Documents; Certificates. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date):

(i) executed counterparts of this Agreement (including the Exhibits and Schedules thereto) and each other Loan Document and the Perfection Certificate;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except those jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(v) a certificate signed by a Responsible Officer of the Borrower on behalf of the Borrower certifying (A) that the conditions specified in Sections 4.01(d) and 4.01(e) have been satisfied and (B) that there has been no Material Adverse Effect since January 30, 2010; and

(vi) a Borrowing Notice, relating to the Loans.

(b) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Arrangers and the Lenders, opinions of counsel to the Loan Parties, in each case addressed to each of the Agents, the Arrangers and the Lenders and dated the Restatement Date, substantially in the form of Exhibits E-1 and E-2.

(c) Fees and Expenses. All accrued fees and invoiced expenses of the Agents, the Arrangers and the Lenders (including the fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Agents and the Arrangers, and of local counsel for the Lenders) required to be paid on or before the Restatement Date and presented for payment shall have been paid.

(d) Representations. The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Restatement Date as though made on such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects as of such earlier date.

(e) No Default. As of the Restatement Date, no Default or Event of Default exists and immediately after the consummation of the Transactions, no Default or Event of Default will exist.

(f) Personal Property Requirements. The Collateral Agent shall have received:

(i) reasonably satisfactory evidence that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in the Collateral (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to the ABL Collateral Agent (which shall act as bailee for the Collateral Agent);

(ii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Officer and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary to perfect the Liens created, or purported to be created, by the Security Documents (to the extent required by the Security Agreement);

(iii) copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 4 attached to the Perfection Certificate, the results of which shall not reveal any Liens on the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens reasonably acceptable to the Collateral Agent);

(iv) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(g) The Secured Notes shall have been issued by the Borrower and the Borrower shall have received net proceeds from the issuance of the Secured Notes in an amount that, together with the proceeds from the Initial Loans made hereunder on the Restatement Date, is sufficient to repay the Existing Loans and to effect the Refinancing. The Existing Loans and the Existing Unsecured Term Loan Agreement shall be repaid concurrently with the making of the Initial Loans hereunder.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to funding on the Restatement Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans to be made hereby, each Loan Party represents and warrants to each Lender as of the date hereof that the following statements are true and correct (it being understood and agreed that the representations and warranties made herein are deemed to be made concurrently with the consummation of the Transactions):

5.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Restatement Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as (i) have been obtained or made and are in full force and effect, or (ii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

5.04 Financial Condition. The Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries as of and for the Fiscal Year ending January 30, 2010, certified by a Responsible Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since January 30, 2010, there has been no Material Adverse Effect.

5.05 Properties. Each Loan Party has title to, or valid leasehold interests in, all its real (immovable) and personal (movable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

5.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 5.06(a) or as disclosed in the annual or quarterly financial statements delivered to the Lenders, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party and its Subsidiaries, threatened in writing against any Loan Party or its Subsidiaries (other than claims (A) which are covered by insurance, (B) which are being defended by the relevant insurance company and (C) as to which no Loan Party has knowledge (though notice from such insurance company or otherwise) that the claim potentially exceeds the total amount of insurance coverage applicable to such claim) (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.06(b) or as disclosed in the annual or quarterly financial statements delivered to the Lenders, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

5.07 Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness (including, without limitation, the Indentures), and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.08 Investment and Holding Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, and required to be registered as such under, the Investment Company Act of 1940.

5.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party and its Subsidiaries have set aside on its books adequate reserves, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect.

5.11 Disclosure. None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Lender or Agent in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

5.12 Subsidiaries.

(a) Schedule 5.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Restatement Date; there are no other Equity Interests of any class outstanding as of the Restatement Date. To the knowledge of the Responsible Officers of the Loan Parties, all such Equity Interests are validly issued, fully paid and, except as set forth on Schedule 5.12, non-assessable.

(b) Except as set forth on Schedule 5.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Restatement Date.

5.13 Insurance. Schedule 5.13 sets forth a description of all business interruption, general liability, directors’ and officers’ liability, comprehensive, and casualty insurance maintained by or on behalf of the Loan Parties as of the Restatement Date. Each insurance policy listed on Schedule 5.13 is in full force and effect as of the Restatement Date and all premiums in respect thereof that are due and payable as of the Restatement Date have been paid.

5.14 Labor Matters. As of the Restatement Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.14, as of the Restatement Date no Loan Party nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Restatement Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. As of the Restatement Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

5.15 Federal Reserve Regulations.

(a) No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

5.16 Solvency. The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with Transactions or this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.17 Use of Proceeds. The Borrower will use the proceeds of the Loans (i) to consummate the Refinancing, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) for working capital and general corporate purposes.

5.18 Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements disclosed on Schedule 5.06(a) or that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.19 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on and security interests in the Geoffrey Collateral and second priority liens in the ABL Priority Collateral (subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 11 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall (to the extent provided therein) constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens. Prior to the Discharge of the ABL Credit Agreement Obligations, the representations made in this Section 5.19(a) with respect to the delivery of any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral by the ABL Collateral Agent.

(b) Copyright Office and Patent and Trademark Office Filing. When the applicable Intellectual Property Security Agreement filed in the United States Copyright Office or the United States Patent and Trademark Office, as the case may be, the Liens created by such Intellectual Property Security Agreement shall (to the extent provided therein) constitute perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Intellectual Property, in each case subject to no Liens other than Permitted Liens.

(c) Valid Liens. Each Security Document delivered pursuant to Section 6.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’

right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will (to the extent provided therein) constitute perfected first priority Liens on all Geoffrey Collateral and second priority Liens on all ABL Priority Collateral, in each case subject to no Liens other than the applicable Permitted Liens (subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law). Prior to the Discharge of the ABL Credit Agreement Obligations, the representations made in this Section 5.19(c) with respect to the delivery of any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the ABL Collateral Agent.

5.20 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation (other than an immaterial violation) of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims), each Loan Party shall, and shall cause each of its Subsidiaries (other than the Excluded Subsidiaries to:

6.01 Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) (i) Within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for the Borrower and its Subsidiaries, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto and (ii) simultaneously with the delivery of the financial statements pursuant to clause (i) hereof, make publicly available (for so long as Holdings is subject to the reporting requirements under the Exchange Act) such financial statements (but, to the extent prohibited by the independent public accountants, excluding the audit report thereto; provided that if such audit report contains material non-public information, the Borrower shall use its commercially reasonable efforts to make such information publicly available simultaneously with the financial statements);

(b) Within sixty (60) days after the end of each of the first three Fiscal Quarters of the Borrower, and simultaneously make publicly available (for so long as Holdings is subject to the reporting requirements under the Exchange Act), the unaudited Consolidated balance sheet and related statements of operations and Consolidated statements of cash flows for the Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, all certified by one of the Borrower’s Responsible Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto;

(c) Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10-K and 10-Q for Holdings (for so long as Holdings is subject to the reporting requirements under the Exchange Act); provided that no delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or other publicly available reporting system;

(d) Within two weeks after the financial statements of the Borrower are required to be delivered pursuant to Sections 6.01(a) and 6.01(b), the Borrower shall participate in a conference call to discuss results of operations of the Borrower and its Subsidiaries with the Lenders; provided that (i) the Borrower shall not be required to disclose any information that would be considered to be material non-public information (as determined by the Borrower in its reasonable discretion) and (ii) so long as Holdings is an SEC registrant, the participation by Holdings in quarterly conference calls to discuss results of Holdings’ domestic operations shall be deemed to satisfy the obligations of Borrower under this Section 6.01(d).

(e) Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(f) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents or any Lender may reasonably request (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation); provided that the Borrower shall not be required to disclose any information that would be considered to be material non-public information (as determined by the Borrower in its reasonable discretion); and

(g) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended October 30, 2010, a duly completed Leverage/Prepayment Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower on behalf of the Borrower, indicating the Total Leverage Ratio of the Borrower, as well as a description of each event, condition or circumstance during the last fiscal quarter covered by such Leverage/Prepayment Certificate requiring a mandatory prepayment under Section 2.03 (and, with respect to any event described in Section 2.03(e), a calculation of the Excess Cash Flow for such period) (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02 Notices of Material Events. Furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a) a Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of Holdings thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) any development that results in a Material Adverse Effect;

(e) any change in any Loan Party’s chief executive officer or chief financial officer; and

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business. Do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 7.04.

6.04 Payment of Obligations. Pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.05 Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Store closings and Asset Sales permitted pursuant to Section 7.05.

6.06 Insurance.

(a) (i) Maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Restatement Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Restatement Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it; (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Subject to the terms of the Intercreditor Agreements, maintain fire and extended coverage policies with respect to any Collateral endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, the Secured Parties or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Restatement Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties. Subject to the terms of the Intercreditor Agreements (i) commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured and (ii) business interruption policies shall name the Administrative Agent as a loss payee and shall be endorsed or amended to include (x) a provision that, during the continuance of a Cash Dominion Event (as defined in the ABL Credit Agreement and for so long as the ABL Credit Agreement is in effect), the insurer shall pay all proceeds otherwise payable to the Loan Parties under such policies directly to the Administrative Agent, (y) a provision to the effect that none of the Loan Parties, Secured Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer and (z) such other provisions to the endorsement as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties. Each such casualty or liability policy referred to in this Section 6.06(b) shall also provide that it shall not be canceled, modified in any manner than would cause this Section 6.06(b) to be violated, or not renewed (i) by reason of nonpayment of premium except upon no less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) The Agents acknowledge that the insurance policies described on Schedule 5.13 are satisfactory to them as of the Restatement Date and are in compliance with the provisions of this Section 6.06.

6.07 Books and Records; Inspection Rights; Accountants.

(a) Keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and permit any representatives designated by the Agents, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as a representative of the Borrower is afforded an opportunity to be present) and to examine and make extracts from its books and records, all for such reasonable times and as often as reasonably requested.

(b) Shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; provided that a representative of the Borrower shall be given the opportunity to be present at all such discussions.

6.08 Compliance with Laws. Comply with all Applicable Laws and the orders of any Governmental Authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.09 Use of Proceeds. Use the proceeds of the Loans made hereunder only (i) to directly or indirectly finance the Refinancing, (ii) pay fees and expenses incurred in connection with the Transactions and (iii) for working capital and general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

6.10 Additional Collateral; Additional Guarantors.

(a) Subject to the terms of the Intercreditor Agreements and this Section 6.10, with respect to any property acquired after the Restatement Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the ABL Priority Collateral and the Geoffrey Collateral subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Liens to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreements, the Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Liens of the Security Documents on such after-acquired properties. Prior to the Discharge of the ABL Credit Agreement Obligations, (i) the requirements of this Section 6.10(a) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the ABL Collateral Agent and (ii) the Borrower shall, and shall cause each domestic Subsidiary to, comply with the requirements of this Section 6.10(a) with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.10(a) with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement.

(b) Subject to the terms of the Intercreditor Agreements, with respect to any Person that is or becomes a Material Subsidiary after the Restatement Date, cause such Material Subsidiary (other than any Foreign Subsidiary), within ten (10) Business Days after such Material Subsidiary is formed or acquired or becomes a Material Subsidiary, (i) to execute the joinder agreements to the Guarantee and the Security Agreement, substantially in the forms annexed thereto and (ii) to take all actions necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

6.11 Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreements, promptly, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders shall reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (to the extent required by this Agreement). The Loan Parties also agree to provide each Agent, from time to time upon the reasonably request of any Agent, evidence reasonably satisfactory to each such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Prior to the Discharge of the ABL Credit Agreement Obligations, (i) the requirements of this Section 6.11 to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the ABL Collateral Agent and (ii) the Borrower shall, and shall cause each domestic Subsidiary to, comply with the requirements of this Section 6.11 with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.11 with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement.

6.12 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless all filings, publications and registrations have been made under the Uniform Commercial Code or other Applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest or second priority security interest, as applicable (subject only to Permitted Liens having priority by operating of Applicable Law) in all the Collateral for its own benefit and the benefit of the Secured Parties. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $100,000 in value is located (including the establishment of any such new office or facility). The Borrower shall, and shall cause each Subsidiary to, comply with the requirements of this Section 6.12 with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.12 with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement.

(b) Deliver to the Administrative Agent and the Collateral Agent, upon reasonable request, such information reasonably deemed by the Administrative Agent or the Collateral Agent necessary to obtain or maintain (to the extent provided in the applicable Security Document) a valid, perfected Lien on all ABL Priority Collateral or all Geoffrey Collateral acquired after the Closing Date to the extent required under the Security Documents.

6.13 Interest Rate Protection. No later than the 90th day after the Restatement Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the outstanding consolidated Indebtedness (other than the ABL Credit Agreement Obligations) being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to unasserted claims), the Loan Parties shall not, nor shall any Loan Party permit any of its Subsidiaries (other than the Excluded Subsidiaries) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens imposed by law for Taxes that are not required to be paid pursuant to Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure or relating to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens securing judgments that do not constitute an Event of Default under Section 8.01(e);

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the Property in any material respect;

(g) Liens on any property or assets of a Loan Party or its Subsidiaries set forth on Schedule 7.01(g); provided that if such Lien secured Indebtedness, such Lien shall secure only the Indebtedness permitted by Section 7.03(c) and refinancings thereof;

(h) (i) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary which are permitted under Section 7.03(f) so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, (C) such Liens shall not violate the terms of the Indentures, and (D) such Liens shall not extend to any other property or assets of the Loan Parties and (ii) Liens incurred in connection with sale leaseback transactions of fixed or capital assets as long as such Liens shall not violate the terms of the Indentures and the proceeds are applied in accordance with Section 7.08;

(i) Liens on Collateral having the priority set forth in the Intercreditor Agreements securing Indebtedness incurred pursuant to Section 7.03(b), (e) and (w);

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(l) Liens on furniture, fixtures and equipment securing Indebtedness in an amount not to exceed $150.0 million;

(m) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to Section 7.02(m);

(n) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party or a Subsidiary thereof;

(o) Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(p) Liens placed on any of the assets or equity interests of a Foreign Subsidiary;

(q) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(r) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;

(s) the replacement, extension or renewal of any Permitted Lien; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Restatement Date or the date such Lien was incurred, as applicable;

(t) Liens on insurance policies and the proceeds thereof incurred in the ordinary course of business in connection with the financing of insurance premiums; provided that such Liens shall be limited only to the insurance policies and proceeds of such insurance premiums;

(u) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(v) Liens arising by operation of law under Article 4 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in connection with collection of items provided for therein;

(w) Liens arising by operation of law under Article 2 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

(x) Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(y) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(z) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Investments permitted pursuant to Section 7.03; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(aa) with respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;

(bb) Liens relating to Indebtedness permitted by Section 7.03(r) that comply with the provisions of Section 7.03(r);

(cc) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;

(dd) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsors (other than Holdings and any of its Subsidiaries)) in the ordinary course of business;

(ee) Liens on assets not otherwise permitted by this Section 7.01; provided that the aggregate outstanding principal amount of the obligations secured by such Liens shall not exceed (as to all Loan Parties) $100.0 million at any one time; and

(ff) Liens which are pari passu in priority to the Liens securing the Secured Obligations and are incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 7.03(n).

7.02 Investments. Make any Investments, except:

(a) Investments held by any Loan Party or a Subsidiary thereof in the form of Cash Equivalents;

(b) Investments (i) of any Loan Party in any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor, (iii) of up to $25.0 million in one or more Non-Guarantor Subsidiaries by the Borrower and/or one or more Subsidiary Guarantors and (iv) of a Non- Guarantor Subsidiary in another Non-Guarantor Subsidiary or of up to $30.0 million in a Non-Loan Party; provided that in the case of Investments in the form of Indebtedness, all such Indebtedness shall be evidenced by promissory notes;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(d) guarantees permitted by Sections 7.03(d) and (s);

(e) Hedge Agreements permitted by Section 7.03(e);

(f) non-cash consideration received in any asset sale permitted by Section 7.05;

(g) transactions permitted by Section 7.04 and Investments constituting loans or advances by the Borrower to Holdings in lieu of dividends or other distributions otherwise permitted pursuant to Section 7.06;

(h) (x) Investments made in order to consummate a Permitted Acquisition to the extent that any Person or property acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor and after giving effect to such Permitted Acquisition the Consolidated Fixed Charge Coverage Ratio of the Borrower would be at least 2.00 to 1.00 and (y) other Permitted Acquisitions, consummated after the Restatement Date, with an aggregate purchase price in the case of this clause (y) (other than purchase price paid with the proceeds of the issuance of equity by Holdings or other capital contributions (other than relating to Disqualified Capital Stock)) not to exceed an amount equal to the Available Amount;

(i) Investments existing on the Restatement Date and set forth on Schedule 7.02(i), and refinancings thereof on substantially the same terms or the capitalization of an existing intercompany loan to a Non-Guarantor Subsidiary;

(j) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans or advances to employees shall not exceed $20.0 million in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;

(k) capitalization or forgiveness of any Indebtedness owed to a Loan Party by another Loan Party;

(l) to the extent permitted by Applicable Law, notes from officers and employees of a Loan Party issued by such officers and employees in exchange for equity interests of Toys “R” Us Holdings, Inc. purchased by such officers or employees pursuant to a stock ownership of purchase plan or compensation plan;

(m) other Investments in an amount not to exceed $100.0 million, in the aggregate outstanding at any time, determined without regard to any write-downs or write-offs thereof, plus the amount of cash proceeds received by the Borrower from a direct or indirect common equity contribution from Holdings;

(n) Investments consisting of the posting of letters of credit, guarantees or cash collateral to secure obligations of TRU (Vermont), Inc. in respect of insurance policies issued in favor of Holdings and its domestic Subsidiaries, in each case relating to or for the benefit of the Borrower and its Subsidiaries in the ordinary course of business not to exceed $250.0 million in the aggregate outstanding at any time; provided that up to $15.0 million thereof may consist of Investments consisting of the posting of letters of credit to secure obligations of TRU (Vermont), Inc. in respect of insurance policies issued in favor of Subsidiaries of Toys “R” Us Europe LLC in the ordinary course of business; and

(o) unsubordinated intercompany loans to Non-Loan Parties in an aggregate amount not to exceed $100.0 million at any one time outstanding;

(p) capital contributions in an aggregate amount not to exceed $5.0 million per annum required to be made pursuant to the organizational documents of SALTRU Associates JV as in effect on the Restatement Date; and

(q) additional Investments in an amount not to exceed the Available Amount so long as after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Borrower is at least 2.00 to 1.00.

An Investment shall be deemed to be outstanding to the extent not returned in the same form (or (i) in assets that may be used in those businesses in which the Loan Parties and their Subsidiaries are permitted to be engaged under Section 7.04(b) and have at least the same fair market value or (ii) in Marketable Securities with at least the same fair market value; provided that such Marketable Securities are otherwise permitted by this Section 7.02 or such Marketable Securities are liquidated within 45 days) as the original Investment to such Loan Party.

7.03 Indebtedness and Disqualified Capital Stock. Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:

(a) Indebtedness created under the Loan Documents; and extensions, refinancings, renewals and replacements (a “refinancing”) of any such Indebtedness, in whole or in part;

(b) Indebtedness under any ABL Credit Agreement in an aggregate principal amount not to exceed the greater of (i) $2,500,000.0 million and (ii) the Combined Borrowing Base (as defined in the ABL Credit Agreement) outstanding at any one time;

(c) Indebtedness outstanding on the Restatement Date and listed on Schedule 7.03(c) and, refinancings of any such Indebtedness; provided that after giving effect thereto (i) the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon and (y) fees and expenses associated therewith, (ii) if the final maturity date of such Indebtedness is prior to the Maturity Date, the result of such refinancing shall not be an earlier maturity date or decreased weighted average life (other than nominal amortization), and (iii) if the final maturity date of such Indebtedness is after the Maturity Date, the result of such extension shall not be a maturity date earlier than the Maturity Date;

(d) guarantees by (i) any Loan Party of Indebtedness or obligations of the Loan Parties arising in the ordinary course of business of any other Loan Party and (ii) any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary;

(e) obligations (contingent or otherwise) of a Loan Party or any Subsidiary thereof existing or arising under any Hedge Agreement; provided that such obligations are (or were) entered into by such Person in the ordinary course of business (including on behalf of another Loan Party or Non-Loan Party) and not for speculative purposes;

(f) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount outstanding at any time not to exceed $250.0 million, and within the limitations set forth in Section 7.01(h) (including any such Indebtedness or purchase money obligations assumed pursuant to Section 7.02(h)) and refinancings of any such Indebtedness; provided that after giving effect thereto the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon, and (y) fees and expenses associated therewith;

(g) Indebtedness permitted by Section 7.02(b);

(h) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(j) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of a Loan Party or any of its Subsidiaries or Equity Interests of a Subsidiary thereof, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this subsection (j) shall at no time exceed the gross proceeds actually received by a Loan Party and its Subsidiaries in connection with such disposition;

(k) [reserved];

(l) Indebtedness between the Borrower and any of its Subsidiaries or between Subsidiaries of the Borrower or between the Borrower or any of its Subsidiaries and/or a Non-Loan Party; provided that all such intercompany Indebtedness of a Loan Party owed to a Non-Guarantor Subsidiary or any other Non-Loan Party shall be unsecured and (subject to any limitation under laws applicable to such Non-Guarantor Subsidiary, its directors or its stockholders) subordinated in right of payment to the payment in full in cash of the Obligations solely in connection with any bankruptcy, insolvency or liquidation proceeding;

(m) any refinancing of the 2021 Debentures; provided that (i) the amount of such refinancing Indebtedness is not increased at the time of such refinancing except by an amount equal to a premium or other amount paid, accrued interest thereon and fees and expenses reasonably incurred, in connection with such refinancing, (ii) the final maturity of the refinancing Indebtedness shall not be earlier than six months after the Maturity Date, (iii) the board of directors of the Borrower shall have determined that such refinancing is in the best interest of the Borrower and (iv) such refinancing Indebtedness shall be unsecured and may be refinanced at the Borrower level (it being understood and agreed that any such refinancing shall include the ability to repay the 2021 Debentures with cash on hand and/or from loans under the ABL Credit Agreement);

(n) so long as no Default or Event of Defaults shall have occurred and be continuing or would result therefrom, Indebtedness secured by Liens permitted by Section 7.01(ff) so long as after giving pro forma effect thereto, the Borrower’s Senior Secured Leverage Ratio would be no greater than 1.75 to 1.00;

(o) without duplication, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted to be incurred under this Agreement;

(p) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees of Loan Parties to purchase or redeem equity interests (or option or warrants or similar instruments) of a Loan Party of an Affiliate of a Loan Party;

(q) Indebtedness issued as consideration for the repurchase or redemption of Qualified Capital Stock of Holdings in transactions permitted pursuant to Section 7.06(d);

(r) Indebtedness relating to letters of credit obtained (i) in the ordinary course of business or (ii) in connection with the purchase of inventory from suppliers located outside the United States and Canada;

(s) guarantees constituting Investments permitted under Section 7.02;

(t) Indebtedness in an aggregate principal amount not to exceed $150.0 million secured by Liens incurred pursuant to Section 7.01(l); provided that the proceeds from such Indebtedness are applied in accordance with Section 2.03(c);

(u) other unsecured Indebtedness so long as, at the time of incurrence thereof, (i) after giving effect to the incurrence of such unsecured Indebtedness (as if such unsecured Indebtedness had been incurred on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower ending on or prior to such date), (A) the Consolidated Fixed Charge Coverage Ratio of the Borrower would have been at least 2.00 to 1.00, (ii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such unsecured Indebtedness or would result therefrom and (iii) the terms of such unsecured Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date at least 180 days following the Maturity Date;

(v) other Indebtedness in an aggregate principal amount not to exceed $100.0 million; and

(w) Indebtedness represented by the Secured Notes, as amended, refinanced or replaced from time to time, in an aggregate principal amount not to exceed $350,000,000 plus any additional Indebtedness secured by the Collateral on a pari passu basis with the Secured Obligations issued after the Restatement Date in an aggregate principal amount not to exceed $700,000,000 less the aggregate amount of any New Loans made pursuant to Section 2.12 hereof.

7.04 Fundamental Changes.

(a) Merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party may amalgamate or merge with or into any other Loan Party and (iv) transactions permitted by Section 7.02 or Section 7.05 may be consummated in the form of a merger, amalgamation or consolidation.

(b) Engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.

7.05 Asset Sales. Make any Asset Sales, except:

(a) sales of obsolete, damaged or worn out property or, in the judgment of a Loan Party, property no longer useful or necessary in its business or that of any Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;

(b) Liens permitted under Section 7.01 and transactions permitted by Section 7.02, Section 7.04(a), Section 7.06 and Section 7.08;

(c) licensed departments and leases, subleases, licenses and sublicenses of real or personal property, in each case in the ordinary course of business;

(d) sales of assets by a Loan Party or any of its Subsidiaries to (i) any of such Person’s Subsidiaries or (ii) another Loan Party or its Subsidiaries; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(e) sales of non-core assets acquired pursuant to Section 7.02(m) which are not used in the business of the Loan Parties;

(f) sales or forgiveness of accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(g) leasing of Real Property that is no longer used in the business of the Loan Parties;

(h) Asset Sales by a Loan Party and or any of its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Asset Sales, no Event of Default shall exist or would result from such Asset Sale, (ii) the consideration paid for such asset shall be paid to such Loan Party or such Subsidiary at least (x) 75% in cash or Cash Equivalents with respect to sales of Real Property and (y) 100% in cash or Cash Equivalents with respect to sales of any other assets and (iii) 100% of the Net Cash Proceeds from such Asset Sale are applied in accordance with Section 2.03, promptly following the receipt of such Net Cash Proceeds, except with respect to any sale leaseback of assets other than Real Property which will be applied in accordance with Section 7.08;

(i) any disposition of Real Property to a Governmental Authority as a result of a condemnation of such Real Property;

(j) forgiveness of Investments permitted under Section 7.02(b);

(k) issuances of equity by Foreign Subsidiaries to qualifying directors of such Foreign Subsidiaries;

(l) so as long as no Event of Default would arise therefrom, sales or other dispositions of Investments permitted under Section 7.02 (other than those described in clauses (b)(iii) and (iv) and (f) of Section 7.02);

(m) the sale or other disposition of the Equity Interests or assets of the Propco Subsidiaries;

(n) exchanges or swaps of equipment owned or leased by any Loan Party or a Subsidiary for other equipment; provided that (i) such exchange or swap shall be made for substantially equivalent fair value, (ii) the equipment so exchanged or swapped must be replaced with equipment reasonably concurrently with such exchange or swap and (iii) all Net Cash Proceeds, if any, received in connection with any such exchange or swap shall be applied to the Obligations pursuant to Section 2.03(b) hereof;

(o) swaps or exchanges of Real Property, Stores or Store leases owned by any Loan Party or a Subsidiary for other Real Property, Stores or Store leases; provided that (i) such swap or exchange shall be made for substantially equivalent fair value; and (ii) the Real Property, Store or Store lease swapped or exchanged shall be replaced with Real Property, Stores or Store leases reasonably concurrently with such swap or exchange; and

(p) sales of Real Property, Stores or Store leases by any Loan Party or a Subsidiary thereof for fair market value, the net proceeds of which are to be used in connection with a relocation of such Real Property, Stores or Store leases to an identified site that is under contract.

Notwithstanding anything contained herein to the contrary, the application of net proceeds of any sale of assets constituting a sale leaseback transaction (other than with respect to Real Property) shall be applied in accordance with Section 7.08.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary of a Loan Party may make Restricted Payments to its direct equity holders, and any Non-Guarantor Subsidiary may make Restricted Payments to another Non-Guarantor Subsidiary;

(b) the Loan Parties and each Subsidiary thereof may declare and make dividend payments or other distributions payable (i) solely in the stock or other Equity Interests of such Person or (ii) from amounts received as dividends originating from any Propco Subsidiary or in the form of the Equity Interests issued, or assets owned, by any Propco Subsidiary;

(c) to the extent actually used by Holdings to pay such taxes, costs and expenses, the Loan Parties and their Subsidiaries may make Restricted Payments to or on behalf of Holdings in an amount necessary to pay Permitted Holdings Expenses;

(d) so long as no Specified Default has occurred or is continuing or would result after giving effect thereto on a pro forma basis, payments to Holdings to permit Holdings (or its direct parent company), and the subsequent use of such payments by Holdings (or its direct parent company), to repurchase or redeem Qualified Capital Stock of Holdings (or its direct parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $5.0 million;

(e) Permitted Tax Distributions (excluding any amounts distributable under subsection (c)) to Holdings, so long as Holdings uses such distributions to pay its taxes;

(f) so long as no Specified Default has occurred, is continuing or would result therefrom, Restricted Payments from any Loan Party or any Subsidiary to Holdings to the extent actually used by Holdings to (i) pay interest payments when due in respect of (A) Certain Holdings Indebtedness or any

Indebtedness incurred by Holdings to refinance such Certain Holdings Indebtedness and (B) any Indebtedness incurred by Holdings to refinance the Loans, (ii) pay obligations owing in respect of any Specified Holdings Indebtedness or renewals and extensions thereof or (iii) so long as the Total Net Leverage Ratio of the Borrower is less than 4.75 to 1.00, repay or prepay the principal of and premium, if any, on the 2011 Notes and 2013 Notes; and

(g) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make dividends and other distributions (including in the form of loans) to Holdings in an aggregate amount not to exceed the Available Amount, so long as the Consolidated Fixed Charge Coverage Ratio of the Borrower is at least 2.00 to 1.00; and

(h) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million.

7.07 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the following shall be permitted:

(a) transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or such Subsidiary thereof than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Parties and their Subsidiaries not prohibited hereunder;

(c) payments of indemnities, reimbursement of actual expenses and, so long as no Specified Default has occurred and is continuing or would result therefrom, payments of management fees and transaction fees, in each case, pursuant to the Management Agreement; provided that such management fees and transaction fees not paid shall accrue and be paid when the applicable Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment;

(d) other transactions specifically permitted under this Agreement (including, without limitation, sale leaseback transactions and transactions permitted by Sections 7.02, 7.03, 7.04, 7.05, 7.06 and 7.08);

(e) payment of reasonable compensation to directors, officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries and indemnification arrangements;

(f) stock option and compensation plans of the Loan Parties and their Subsidiaries;

(g) employment contracts with officers and management of the Loan Parties and their Subsidiaries;

(h) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted by Section 7.02(j);

(i) transactions contemplated by and permitted pursuant to Sections 7.02(l) and 7.03(p);

(j) transactions set forth on Schedule 7.07 hereto;

(k) payment of reasonable director’s fees, expenses and indemnities; and

(l) the payment and performance under any Master Lease to which a Loan Party is a party.

7.08 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of property (other than Real Property) that has been or is to be sold by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party; provided that any sale leaseback of assets (other than Real Property) shall be permitted to the extent that 100% of the Net Cash Proceeds thereof in excess of $5.0 million are applied to repay the Loans outstanding hereunder.

7.09 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of a Loan Party to:

(a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party,

(b) make loans or advances to, or other Investments in, any Loan Party; or

(c) transfer any of its assets to any Loan Party,

except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents, the ABL Credit Documents or Indebtedness permitted by Sections 7.03(e) (solely with respect to the party and its subsidiaries to such Hedge Agreement), (f), (h), (j) (solely with respect to the party and its subsidiaries to such Indebtedness), (r) and (s) (solely with respect to clauses (b) and (c) above) and, provided that such permitted Indebtedness contains restrictions are, taken as a whole, no more disadvantageous to the Lenders than those contained in this Agreement or the Secured Notes, clauses (v) and (w);

(ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Restatement Date;

(iii) any encumbrance or restriction with respect to a Loan Party or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by a Loan Party or its Subsidiary and outstanding on such date, which encumbrance or restriction is not applicable to such Loan Party or its Subsidiaries, or the properties or assets of such Loan Party or a Subsidiary thereof, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary and, provided that such Indebtedness contains restrictions are, taken as a whole, no more disadvantageous to the Lenders than those contained in this Agreement or the Secured Notes;

(iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv) or contained in any amendment to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv); provided that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Loan Party in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement;

(v) with respect to subsection (c), any encumbrance or restriction (A) that restricts the subletting, assignment, subleasing, sublicensing or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Loan Party or a Subsidiary of a Loan Party to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(vi) any restrictions (related to the assets being sold) imposed pursuant to an agreement that has been entered into in connection with the disposition of the Equity Interests or assets of a Loan Party or a Subsidiary thereof;

(vii) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary; provided that such encumbrances and restrictions do not extend to any Subsidiary that is not a Foreign Subsidiary;

(viii) restrictions on transfers of assets pursuant to a Lien permitted by Section 7.01; and

(ix) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary of a Loan Party that is acquired after the Restatement Date.

7.10 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of the margin rules.

7.11 Modifications of Charter Documents and Other Documents, Etc. Directly or indirectly:

(a) amend, modify or permit the amendment or modification of any provision of the documents governing any Subordinated Indebtedness, in each case to the extent that such amendment, modification or waiver would be reasonably likely to result in a Material Adverse Effect;

(b) amend, modify or waive any of its rights under its Charter Documents in any manner material and adverse to the Lenders; or

(c) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement, including in connection with any refinancing permitted herein.

7.12 Fiscal Year. Make any change in its Fiscal Year; provided that the Borrower may, upon written notice to the Administrative Agent change its Fiscal Year in a manner reasonably acceptable to the Administrative Agent.

7.13 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.13).

(b) Knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

7.14 Embargoed Person. Knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, or the Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law or the Loans are in violation of applicable law.

7.15 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues constituting or required to constitute Collateral under the Loan Documents, whether now owned or hereafter acquired, or which requires the grant of any security in such property or revenues for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Loan Documents, the ABL Credit Agreement Documents and the documents governing any Indebtedness incurred pursuant to Sections 7.03(c), (d), (e), (f), (h), (j), (r), and (s); (2) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; and (3) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) restricts sublicensing, the granting of a Lien or subletting or assignment of any contract, license or lease of a Loan Party or a Subsidiary thereof, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Loan Party or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in subsection (3)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 10 days after the same becomes due, any interest on any Loan, or (iii) within 30 days after the same becomes due, any fee due or any other amount payable hereunder or under any other Loan Document; or

(b) Other Defaults. Holdings or any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) above or (c) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof is given by the Arrangers; or

(c) Cross-Default/Acceleration. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any individual Indebtedness (other than Indebtedness hereunder or under the Guarantee) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than $100.0 million, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, other than the failure to provide notice of a default or an event of default under such agreement or instrument, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity (it being understood that with respect to a Hedge Agreement, the occurrence of termination events or additional termination events pursuant to the terms of such Hedge Agreement are not defaults in the observance or performance of such Hedge Agreement) or (C) fails to observe or perform any other agreement or condition (other than financial maintenance covenants or the failure to provide notice of a default or event of default under such agreement or instrument) relating to any ABL Credit Agreement Obligations or contained in any ABL Credit Agreement Document, the effect of which default or other event is to cause, or to permit the holder or holders of any ABL Credit Agreement Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such ABL Credit Agreement Obligations to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided that any such failure referred to in clause (C) shall constitute an Event of Default under this subsection (c) only after the expiration of a 30-day period following the commencement of such failure; or

(d) Insolvency Proceedings, Etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(ii) Any Loan Party shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal,

state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(d), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing; or

(e) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of (i) if Excess Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) is then greater than $250.0 million, $100.0 million or (ii) if Excess Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) is then less than $250.0 million, $50.0 million (or in each case, such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment; or

(f) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability; or

(g) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligations with respect to unasserted claims), ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or

(h) Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its Responsible Officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(i) Collateral. Any security interest and Lien purported to be created by any Security Document as to any property of the Loan Parties shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Collateral Agent, or any security interest and Lien purported to be created by any Security Document on such property shall be asserted by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case which, individually or in the aggregate, materially detracts from or impairs the value of the Collateral to the Lenders, taken as a whole; or

(j) Change of Control. There occurs any Change of Control.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreements, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this subsection (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this subsection (c) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders;

(e) Fifth, to payment of any other Secured Obligations then outstanding ratably among the Secured Parties; and

(f) Last, the balance, if any, after all of the Obligations then due and owing have been paid in full in cash, to the Borrower or as otherwise required by Law.

Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and the secured parties under the ABL Credit Agreement, the Secured Notes and the Additional Secured Notes, if any, in each case as set forth in the Intercreditor Agreements and this Agreement, including as set forth in this Section 8.03.

ARTICLE IX

AGENTS

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not one of the Agents and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Loan Parties or any Subsidiary thereof or other Affiliate thereof as if each such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) except to the extent of any liability imposed by law by reason of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.

9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment shall be subject to approval (not to be unreasonably withheld) by the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment and shall have been approved by the Borrower (where such approval is required) within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (which shall also be a Lender) meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the

Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance and approval (if applicable) of a successor’s appointment as Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements or amendments thereto, and such other instruments or notices, as may be necessary, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Collateral Agent, the Syndication Agents, the Documentation Agent or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder. Anything herein to the contrary notwithstanding, the Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(g), 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guarantee Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnity obligations with respect to unasserted claims), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) in accordance with the requirements of the Intercreditor Agreements or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(n);

(c) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary of a Loan Party as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness of the Borrower unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to such other Indebtedness; and

(d) subject to the other provisions of this Article IX, to take such actions, including making filings and entering into agreements and any amendments or supplements to any Security Document or Intercreditor Agreement, as may be necessary or desirable to reflect the intent of this Agreement and the refinancing of any Indebtedness permitted hereunder; provided that upon request by the Administrative Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s authority to enter into such agreements, amendments or supplements.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

9.11 Withholding Tax.. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by Borrower pursuant to Sections 3.01 and 3.04 and without limiting any obligation of Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise (including any and all related losses, claims, liabilities, penalties, and interest), together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(b) (A) change the Maturity Date or waive or amend the conditions to the Loans, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any payment of principal, interest or premium (other than waiver of default interest) or (D) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest (other than waiver of default interest) specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, change the form or currency of payment or increase the maximum duration of Interest Periods, without the written consent of each Lender directly affected thereby;

(d) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section 10.01 or reduce the percentage set forth in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(f) other than releases of Collateral in accordance with Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and

(g) except for releases of a Guarantor in accordance with Section 9.10 hereof, provided herein or in any other Loan Document, release any Significant Subsidiary that is a Subsidiary Guarantor from the Guarantee without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) subject to Section 10.01(a), any such agreement that shall extend the Maturity Date of one or more Lenders (the “Extending Lender”) and does not amend any other provision of this Agreement or the Loan Documents other than to change the Applicable Rate of Extending Lenders shall only require the consent of Borrower, the Administrative Agent and the Extending Lenders. In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of Administrative Agent, the Borrower and the Lenders providing the relevant Additional Loans pursuant to Section 2.12 (i) to add one or more New Loans pursuant to Section 2.12 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such New Loans to participate in any required vote or action required to be approved by the Required Lenders or by any other number or percentage hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Notwithstanding the foregoing, if on or prior to the first anniversary of the Restatement Date any amendment lowering the Applicable Rate becomes effective, each non-consenting Lender to such amendment removed pursuant to this paragraph shall be paid a prepayment fee equal to 1.00% of the principal amount of any portion of such Loans assigned.

Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent, the Syndication Agents or the Documentation Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower and each Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, liabilities, reasonable costs, and actual out-of-pocket expenses resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent of gross negligence, bad faith or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall, on the Restatement Date, pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agents (including one set of any special and local counsel)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendments, modifications or waivers shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents and Lenders (including the reasonable out-of-pocket fees, charges and disbursements of one counsel for all Agents and Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04 or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all Indemnitees (other than the Agents)), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Material on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are related to disputes among Indemnitees or (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel to the extent required hereunder.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to each Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and each such party hereby waives, any claim against any other party hereto or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby and thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof except, in the case of a Loan Party, to the extent otherwise required to be indemnified by a Loan Party pursuant to Section 10.04(b). No party hereto referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents.

(e) Payments. After the Restatement Date, all amounts due under this Section 10.04 shall be payable not later than fifteen Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Borrower has a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrower or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrower’s rights with respect thereto).

(f) Survival. The agreements in Sections 10.04(b), (c) and (d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and is required to be repaid to a trustee or receiver in connection with any proceeding under any Debtor Relief Law then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any such attempted assignment of transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may, with the consent of (x) the Administrative Agent and (y) except in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or if an Event of Default has occurred and is continuing at the time of such assignment, the Borrower, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (in each case, such consent not to be unreasonably withheld or delayed); provided that:

(i) each assignment (except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of the trade date) shall not be less than $1.0 million with respect to Commitments and Loans unless, in each case, the Administrative Agent and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) the parties of each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv) no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries; and

(v) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such

Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance by the Administrative Agent and obtaining of required consents and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be null and void

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or any other Person, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it), subject to the following:

(i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) any agreement or instrument pursuant to which a Lender sells a participation in the Commitments and the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.01(b), (c), (f) or (g) that affects such Participant;

(v) subject to clause (viii) of this Section 10.06(d), the Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.04 (subject to the requirements and limitations of those Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b);

(vi) to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender so long as such Participant agrees to be subject to Section 2.11 as though it were a Lender;

(vii) each Lender, acting for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR § 5f.103-1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and related interest amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive (absent manifest error) and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04 and Section 10.08) notwithstanding any notice to the contrary. The Participation Register shall be available for inspection by the Borrower and the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice;

(viii) a Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with Section 3.01(e).

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01 and 3.04 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b), but an SPC shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to such grant, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each Lender party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis in accordance with Section 10.07 any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder (I) to any Affiliated Lender; provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) the Affiliated Lender shall have disclosed to the assignor its status as an Affiliated Lender;

(iii) the Affiliated Lender will be subject to the restrictions set forth in Section 10.18;

(iv) no Loan may be assigned to an Affiliated Lender if, after giving effect to such assignment, Affiliated Lenders in the aggregate would own more than 30% of the aggregate principal amount of the outstanding Loans; and

(v) any such Loans acquired by an Affiliated Lender may be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time;

and (II) to Borrower or any of its Subsidiaries; provided that:

(i) Borrower or such Subsidiary shall make an offer to all Lenders to take Loans by assignment pursuant to the loan auction procedures set forth in Exhibit N;

(ii) upon the effectiveness of any such assignment (or contribution of Loans pursuant to clause (v) above), such Loans shall be retired, and shall be deemed cancelled and not outstanding for all purposes under this Agreement;

(iii) no Default or Event of Default shall exist or be continuing; and

(iv) the Borrower must represent and warrant, at the time of the offer and at the time of the assignment, (x) it has no knowledge, after reasonable inquiry, of the existence of any event or circumstance, individually or in the aggregate, that will or would reasonably be expected to give rise to a mandatory prepayment of a material amount of the Loans pursuant to Section 2.03 expected to be paid in the next 30 days and (y) there is no Material Information that has not been disclosed to the Lenders. “Material Information” shall mean information relating to the occurrence of a material effect, or any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material effect (in each case whether positive or negative), on (a) the operations, business, properties, liabilities (actual or contingent), financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to perform their material payment obligations under any Loan Document to which they are a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party.

10.07 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or any subpoena or similar legal process (the Agents and/or the Lenders agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Agents’ and/or the Lenders’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates does not compete in the retail toy and/or infant products industry, (g) with the consent of the Loan Parties or (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Agent or Lender, the breach of any other Person’s obligation to keep the information confidential or (II) becomes available any Agent or Lender on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents, including conference calls or meetings with the Borrower to review its earnings and other information, may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.08 Right of Setoff. If a Specified Default shall have occurred and be continuing, each Agent, Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding Designated Accounts (as defined in the ABL Credit Agreement), payroll, trust and tax withholding accounts) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No Agent or Lender will or will permit its Participant to exercise its rights under this Section 10.08 without the consent of the Agents or the Required Lenders. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or, any payment obtained by a Lender or consideration for the assignment of sale of a participation in any of its Loans to any assignee or participant other than the Borrower or any of its Affiliates thereof (as to which the provisions of this paragraph shall apply).

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnity obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or as provided in Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law, Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EXCEPT AS OTHERWISE PROVIDED HEREIN AND AS REQUIRED BY LAW WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

10.17 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreements, the terms of the applicable Intercreditor Agreement shall govern and control.

10.18 Affiliated Lenders.

(a) Subject to clause (b) below, each Affiliated Lender, in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (a), (b) or (c) of the first proviso of Section 10.01 or that adversely affects such Affiliated Lender in any material respect differently than other Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote. Subject to clause (b) below, the Borrower and each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower, the Borrower, with respect to any plan of reorganization that does not adversely affect any Affiliated Lender in any material respect as compared to other Lenders, shall seek (and each Affiliated Lender shall consent) to designate the vote of any Affiliated Lender and the vote of any Affiliated Lender with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted.

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the other Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOYS “R” US-DELAWARE, INC., as Borrower

By:	/s/ Adil Mistry
	Name:	Adil Mistry
	Title:	Vice President – Treasurer

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ John P. Wofford
	Name:	John P. Wofford
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC, as a Lead Arranger and a Bookrunning Manager

By:	/s/ Peter Almond
	Name:	Peter Almond
	Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Syndication Agent

By:	/s/ Anna Ostrovsky
	Name:	Anna Ostrovsky
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lead Arranger and a Bookrunning Manager

By:	/s/ Anna Ostrovsky
	Name:	Anna Ostrovsky
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as a Syndication Agent

By:	/s/ Eric H. Platt
	Name:	Eric H. Platt
	Title:	Vice President

J.P. MORGAN SECURITIES INC., as a Lead Arranger and a Bookrunning Manager

By:	/s/ Peter B. Hooker
	Name:	Peter B. Hooker
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC,
as a Documentation Agent and a Bookrunning Manager

By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	Managing Director

WELLS FARGO BANK, N.A.,
as a Documentation Agent

By:	/s/ Chris McCoy
	Name:	Chris McCoy
	Title:	Director

WELLS FARGO SECURITIES, LLC, as a Bookrunning Manager

By:	/s/ Chris McCoy
	Name:	Chris McCoy
	Title:	Director

CITIGROUP GLOBAL MARKETS INC.,
as a Bookrunning Manager

By:	/s/ David Lacano
	Name:	David Lacano
	Title:	Director

DEUTSCHE BANK SECURITIES INC.,
as a Bookrunning Manager

By:	/s/ Chris Blum
	Name:	Chris Blum
	Title:	Director

By:	/s/ Sandeep Desai
	Name:	Sandeep Desai
	Title:	Director

EXHIBIT A-1 to

Credit Agreement

FORM OF BORROWING OR CONVERSION NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

The undersigned hereby requests (select one):

☐	A borrowing of Loans	☐	A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the principal amount of $ .

3.	Comprised of [Type of Loan requested].[1]

4.	For Eurodollar Rate Loans: with an Interest Period of [ ] months.[2]

5.	If a conversion or continuation only: The Loans to be converted will [bear interest based upon the [Base Rate] [Eurodollar Rate]].

[Signature Page Follows]

[1]	Pursuant to Section 2.01 of the Credit Agreement, Initial Loans on the Restatement Date may be made as Eurodollar Loans.
[2]	Subject to the definition of “Interest Period” in the Credit Agreement.

A-1-1

TOYS “R” US-DELAWARE, INC.

By:
Name:
Title:[3]

[3]	Pursuant to the Credit Agreement, the Borrowing Notice shall be delivered at least two Business Days prior to the date of the Borrowing (in respect of Eurodollar Rate Loans) or at least one Business Day prior to the date of the Borrowing (in respect of Base Rate Loans).

A-1-2

EXHIBIT A-2 to

Credit Agreement

FORM OF PREPAYMENT NOTICE

Bank of America, N.A.,

as Administrative Agent for

the Lenders referred to below,

One Independence Center

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, North Carolina 28255-0001

Attention: Eileen Marie Deacon

Fax: (617) 310-2255

Re: Toys “R” Us-Delaware, Inc.

[Date]

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

(A) Type of Borrowing being prepaid	[Eurodollar Rate][1][Base Rate][2]

Footnote continued on next page.

[1]	Written/fax notice or confirmation of telephonic notice regarding optional prepayment of Eurodollar Rate Loans must be delivered by 12:00 noon (New York City time) at least two Business Days before the date of prepayment.
[2]	Written/fax notice or confirmation of telephonic notice regarding optional prepayment of Base Rate Loans must be delivered by 12:00 noon (New York City time) at least one Business Day before the date of prepayment.

A-2-1

(B) Principal amount of Borrowing being prepaid[3]	____________________

(C) Date of prepayment (which shall be a Business Day)	____________________

(D) Type of prepayment	[Mandatory] [Optional]

(E) If Mandatory, description of event requiring prepayment:

[Signature Page Follows]

Footnote continued from previous page.

[3]	Each partial optional prepayment of a (i) Eurodollar Rate Loan shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof and (ii) Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the case of (i) and (ii) above, if less, the entire principal amount then outstanding.

A-2-2

TOYS “R” US-DELAWARE, INC.

By:
Name:
Title:

A-2-3

EXHIBIT B to

Credit Agreement

FORM OF NOTE

Date:             ,

FOR VALUE RECEIVED, the undersigned, TOYS “R” US-DELAWARE, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof, may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

TOYS “R” US-DELAWARE, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C to

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ________________________________

2.	Assignee: ________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Toys “R” Us-Delaware, Inc.

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement.

5.         Credit Agreement: Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined),

[1]	Select as applicable.

among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans[3]	CUSIP Number
	$	$

	$	$	%

	$	$	%

	$	$	%

[7.	Trade Date: ] [4]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[2]	Fill in the appropriate terminology for the type(s) of facilities under the Credit Agreement being assigned (e.g., “Initial Loan Commitment,” “New Loan Commitment”).
[3]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[4]

To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date. Minimum amount to be $1.0 million with respect to Commitments and Loans unless, in each case, the Administrative Agent and the Borrower otherwise consents, or entire remaining amount of the Assignee’s Commitments or Loans at the time owing to such Assignee.

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

TOYS “R” US-DELAWARE, INC.

By:
Title: ][5]

[5]	If required pursuant to Section 10.06(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[The Assignee further represents and warrants that it (i) it is an Affiliated Lender pursuant to the Credit Agreement and shall be subject to the restrictions set forth in Section 10.18 thereof; and

C-1-1

(ii) at the time of such assignment on a pro forma basis after giving affect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 30% of the aggregate principal amount of all Loans outstanding under the Credit Agreement.]1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

[1]	Insert this sentence in the case of an Assignee that is an Affiliated Lender:

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Exhibit D to

Credit Agreement

FORM OF GUARANTEE

GUARANTEE AGREEMENT (this “Agreement”) dated as of [            ], 200[    ], among the Borrower (as defined), the guarantors party hereto (each an “Initial Guarantor” and collectively, the “Initial Guarantors”), each Person (as defined in the Credit Agreement (as defined)) which may become a Guarantor hereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A hereto (each a “New Guarantor” and collectively with the Initial Guarantors, the “Guarantors”) and Banc of America Bridge LLC, as administrative agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Credit Agreement, dated as of July 19, 2006 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Banc of America Bridge LLC, as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Citicorp North America, Inc. (“CNAI”) as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Deutsche Bank Securities Inc. (“DBSI”), as Syndication Agent, Credit Suisse as Documentation Agent, Banc of America Securities LLC (“BAS”) and DBSI, as Joint Lead Arrangers, and BAS, DBSI and Citigroup Global Markets Inc. (“CGMI”), as Joint Bookrunning Managers.

The Lenders have agreed to make Loans to the Borrower pursuant to and upon the terms and subject to the conditions specified in, the Credit Agreement. Each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower. As consideration therefor and in order to induce the Lenders to make Loans, each Guarantor is willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with any other Guarantors of the Secured Obligations under the Credit Agreement and the other Loan Documents and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Secured Obligations. To the fullest extent permitted by applicable law and except as otherwise provided in the Loan Documents, each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Secured Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Secured Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and, to the fullest extent permitted by applicable law, the same shall in no way impair each Guarantor’s liability hereunder. As used herein, “Secured Obligations” means (x) (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under the Credit Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents and (y) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Hedge Agreement permitted pursuant to Section 7.03(e) of the Credit Agreement entered into with any counter party that is a Secured Party.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other person of any of the Secured Obligations, and also to the extent permitted by law and except as otherwise provided for herein or in the other Loan Documents waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable law and except as otherwise provided for herein or in the other Loan Documents, the Guarantee of each Guarantor hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor of the Secured Obligations.

SECTION 3. Security. Each Guarantor authorizes the Administrative Agent to (a) take and hold security (to the extent such Guarantor has executed a Security Agreement in favor of the Administrative Agent) for the payment of this Guarantee and the Secured Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of any other Loan Documents. In no event shall this Section 3 require any Guarantor to grant security, except as required by the terms of the Loan Documents.

SECTION 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 5. No Discharge or Diminishment of Guarantee. To the fullest extent permitted by applicable law and except as otherwise expressly provided in this Agreement, the Secured Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims)), including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims)) or which would impair or eliminate any right of any Guarantor to subrogation.

SECTION 6. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of the unenforceability of the Secured Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the payment in full in cash of the Secured Obligations) of the Borrower or any other person. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Secured Obligations have been paid in cash. Pursuant to and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.

SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest and fees on such Secured Obligations. Upon payment by each Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations with respect to then unasserted claims). In addition, any indebtedness of the Borrower or any Subsidiary now or hereafter held by each Guarantor that is required by the Credit Agreement to be subordinated to the Secured Obligations is hereby subordinated in right of payment to the prior payment in full of the Secured Obligations. If any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Secured Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (or to the First Lien Administrative Agent, to the extent provided in the Intercreditor Agreement) to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents (including the Intercreditor Agreement).

SECTION 8. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 9. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 10. Covenant; Representations and Warranties. Each Guarantor agrees and covenants to, and to cause its Subsidiary to, take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor or its Subsidiary will result. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof; provided that each reference in any such representation and warranty to the knowledge of Holdings or the Borrower shall, for the purposes of this Section 10, be deemed to be a reference to Guarantor’s knowledge.

SECTION 11. Termination. Except as otherwise set forth in the Credit Agreement, the Guarantees made hereunder shall terminate without further action on the part of any Person on the earliest of (i) the payment in full of the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans; and (ii) all other Secured Obligations then due and owing, have in each case been paid in full and the Lenders have no further commitment in respect of the Loans under the Credit Agreement; provided that any such Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Secured Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, the Guarantors or otherwise.

SECTION 12. Counterparts; Effectiveness; Assignment. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of each Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and permitted assigns (except that neither the Borrower nor the Guarantors shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders). The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guarantee) in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of to a person other than Holdings or any of its Subsidiaries in a transaction permitted by the Credit Agreement. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the

Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 13. Waivers; Cumulative Remedies; Amendment. (a) No failure of the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exclusive of any rights, remedies, powers and privileges provided at law. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrower, the Guarantors and the Administrative Agent (with the consent of the Lenders if required under the Credit Agreement).

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 15. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement.

SECTION 16. Survival of Representations and Warranties; Severability. (a) All covenants, representations and warranties made hereunder or in the Credit Agreement or other documents delivered pursuant hereto or thereto or in connection herewith of therewith shall survive the execution and delivery hereof and thereof until terminated in accordance with the terms hereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and shall continue in full force and effect until terminated in accordance with the terms hereof.

(b) If any provision of this Agreement or the Credit Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions contained herein and therein shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 12. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 18. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

SECTION 19. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of The State of New York sitting in New York County and of the United States District Court of the Southern District of such state, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EXCEPT AS OTHERWISE PROVIDED HEREIN AND AS REQUIRED BY LAW WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21. Right of Setoff. The Secured Parties and their respective Affiliates shall have the right of setoff against each Guarantor to the same extent as such Persons have against the Borrower under the Credit Agreement.

SECTION 22. Beneficial Effect. Each Secured Party, along with its respective beneficiaries, if any, agrees to be bound by the terms of this agreement in order to receive the rights and benefits provided for in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS “R” US-DELAWARE, INC., as the Borrower

By:
Name:
Title:

[Guarantor]

By:
Name:
Title:

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT A

to the Guarantee Agreement

[Form of]

JOINDER AGREEMENT

Reference is made to that Credit Agreement, dated as of July 19, 2006 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Banc of America Bridge LLC, as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Citicorp North America, Inc. (“CNAI”) as collateral agent for the Lenders (together with its permitted successor and assigns in such capacity, the “Collateral Agent”), Deutsche Bank Securities Inc. (“DBSI”), as Syndication Agent, Credit Suisse as Documentation Agent, Banc of America Securities LLC (“BAS”) and DBSI, as Joint Lead Arrangers, and BAS, DBSI and Citigroup Global Markets Inc. (“CGMI”), as Joint Bookrunning Managers.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors and the Administrative Agent are parties to the Guarantee Agreement (the “Guarantee”) dated as of July 19, 2006.

WHEREAS, the Lenders have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, pursuant to Section 6.10 of the Credit Agreement, certain Subsidiaries of the Loan Parties (other than Foreign Subsidiaries) that were not in existence on the date of the Credit Agreement are required to become Guarantors under the Credit Agreement by executing a joinder agreement to the Guarantee.

WHEREAS, the undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Guarantee as consideration for the Loans previously made.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

(a) Guarantee. In accordance with Section 6.10 of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor.

(b) Representations and Warranties. The New Guarantor hereby (A) agrees to all the terms and provisions of the Guarantee applicable to it and its subsidiaries as a Guarantor thereunder (except as set forth in clause (B)) and (B) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (it being understood and agreed that the representations and warranties in Sections 5.04 (Financial Condition), Section 5.12 (Subsidiaries), Section 5.14 (Labor Matters), Section 5.17 (Use of Proceeds) and the first sentence of Section 5.16 (Solvency) of

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the Credit Agreement are not applicable). Except as set forth in the preceding sentence, each reference to a Guarantor in the Guarantee shall be deemed to include the New Guarantor.

(c) Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

(e) No Waiver. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

(f) Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.02 of the Credit Agreement.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:
Name:
Title:

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EXHIBIT E-1 to

Credit Agreement

[FORM OF OPINION]

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EXHIBIT E-2 to

Credit Agreement

[FORM OF OPINION]

E-2-1

EXHIBIT G to

Credit Agreement

FORM OF PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of July 19, 2006, as amended and restated as of August     , 2010 (the “Term Loan Security Agreement”), between Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), the Grantors party thereto (collectively, the “Grantors”) and the Term Loan Administrative Agent (as hereinafter defined), (ii) that certain Credit Agreement dated as of July 19, 2006, as amended and restated as of August     , 2010 (the “Credit Agreement”) among the Borrower, certain other parties thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Term Loan Administrative Agent”), (iii) that certain Indenture dated as of August 24, 2010, among the Borrower, the guarantors party thereto, certain other parties thereto and the Notes Collateral Agent (the “Indenture”) and (iv) that certain Security Agreement dated as of August 24, 2010 (the “Notes Security Agreement”), between the Borrower, the Grantors and The Bank of New York Mellon, as collateral agent under the Indenture (the “Notes Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned such terms in the Credit Agreement, the Term Loan Security Agreement or the Notes Security Agreement, as applicable.

As used herein, the term “Companies” means the Borrower and each of its Subsidiaries.

The undersigned hereby certify to the Term Loan Administrative Agent and the Notes Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years, together with the date of the relevant action.

(c) Set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between in the past five years. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) hereto are all locations not otherwise identified above where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Company and all other locations not otherwise identified above where each Company maintains any of the Collateral consisting of inventory or equipment.

(d) Set forth in Schedule 2(d) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. Prior Locations. Set forth in Schedule 3 hereto is a list of the states in which each Company has previously maintained a location or place of business previously maintained by each Company at any time during the past four months. Also set forth in Schedule 3 hereto is the complete address of any prior location located in the states of Alabama, Arizona, Mississippi or Florida.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5 is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.

6. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness with a value in excess of $1,000,000 held by each Company (other than the Borrower) as of the Closing Date, including all intercompany notes between or among any two or more Companies (other than such intercompany notes held by the Borrower) or any of their Subsidiaries.

7. Intellectual Property. (a) Attached hereto as Schedule 7(a) is a schedule setting forth all of each Company’s owned and exclusively licensed patents, patent applications, patents pending, trade names, trademarks, trademark applications, service marks, and service mark applications registered with the United States Patent and Trademark Office, and all other patents, patent applications, patents pending, trade names, trademarks, trademark applications, service marks, and service mark applications, including the name of the registered owner and the registration number of each patents, patent applications, patents pending, trade names, trademarks, trademark applications, service marks, and service mark applications owned by each Company. (b) Attached hereto as Schedule 7(b) is a schedule setting forth all of each Company’s owned and exclusively licensed United States copyrights and copyright applications, including mask work rights and derivative works, and all other copyrights and copyright applications, including mask work rights and derivative works, including the name of the registered owner and the registration number of each copyrights and copyright applications, including mask work rights and derivative works, owned and exclusively licensed by each Company.

8. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 8 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

9. Letter-of-Credit Rights. Attached hereto as Schedule 9 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

10. Commercial Tort Claims. Attached hereto as Schedule 10 is a true and correct list of commercial tort claims with a value in excess of $1,000,000 held by each Company, including a brief description thereof.

11. The financing statements and other filings (duly authorized by each Grantor constituting the debtor therein), including the indications of the collateral, attached as Schedule 11 relating to the Term Loan Security Agreement or the Notes Security Agreement, have been prepared for filing in the filing offices in the jurisdictions identified in Schedule 11 hereof.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of August, 2010.

TOYS “R” US-DELAWARE, INC.

By:
Name:
Title:

GEOFFREY HOLDINGS, LLC

By:
Name:
Title:

GEOFFREY, LLC

By:
Name:
Title:

TRU-SVC, LLC

By:
Name:
Title:

TRU OF PUERTO RICO, INC.

By:
Name:
Title:

TOYS ACQUISITION, LLC

By:
Name:
Title:

GEOFFREY INTERNATIONAL, LLC

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[a]	Federal Taxpayer Identification Number	State of Formation

[a]	If none, so state.

Schedule 1(b)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

Schedule 1(c)

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State

Schedule 2(c)

Other Places of Business and Additional Locations of Equipment and Inventory

Company/Subsidiary	Address	County	State

Schedule 2(d)

Locations of Collateral in Possession of Persons Other Than Company or Any Subsidiary

Company/Subsidiary	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

Schedule 3

Prior Locations Maintained by Company/Subsidiaries

Company/Subsidiary	Address	County	State

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5

Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 6

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 7(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 7(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 8

Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 9

Letter of Credit Rights

Schedule 10

Commercial Tort Claims

Schedule 11

Filings/Filing Offices

EXHIBIT H-1 to

Credit Agreement

FORM OF ABL INTERCREDITOR AGREEMENT

[Filed as Exhibit 4.5 to the Registrant’s Quarterly Report on Form 10-Q filed on September 10, 2010 and incorporated herein by reference]

H-1-1

EXHIBIT H-2 to

Credit Agreement

FORM OF NON-ABL INTERCREDITOR AGREEMENT

[Filed as Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q filed on September 10, 2010 and incorporated herein by reference]

H-2-1

EXHIBIT I to

Credit Agreement

FORM OF AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENTS

FORM OF AMENDED AND RESTATED COPYRIGHT SECURITY AGREEMENT

THIS AMENDED AND RESTATED COPYRIGHT SECURITY AGREEMENT (this “Agreement”), effective as of August, 2010 is made by Geoffrey, LLC (the “Grantor”), a successor in interest to Geoffrey, Inc., in favor of Bank of America, N.A., as administrative agent (in such capacity, the “New Agent”) as successor to Banc of America Bridge LLC, the predecessor administrative agent (in such capacity, the “Resigning Agent”), for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of August, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Toys “R” Us-Delaware, Inc., as borrower (the “Borrower), the Lenders party thereto, the New Agent, as administrative agent and collateral agent, Goldman Sachs Credit Partners, L.P. and JPMorgan Chase Bank, N.A., as syndication agents, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as documentation agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as joint lead arrangers and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint bookrunning managers.

W I T N E S S E T H:

WHEREAS, the Borrower, certain lenders party thereto (the “Existing Lenders”), the Resigning Agent, and certain other agents named therein entered into that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”) (as amended from time to time pursuant to the terms thereof), pursuant to which the Existing Lenders made certain loans and certain other extensions of credit to the Borrower;

WHEREAS, in connection with the Existing Credit Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, executed and delivered a Security Agreement, dated as of July 19, 2006 (as amended and restated from time to time, the “Existing Security Agreement”), in favor of the Resigning Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to the Existing Security Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, entered into a Copyright Security Agreement, dated as of July 19, 2006 (the “Existing Copyright Security Agreement”), in favor of the Resigning Agent, which was recorded at the United States Copyright Office at Volume 3540, Document 113 on August 17, 2006;

WHEREAS, the Borrower, the Lenders, the New Agent and the other agents party thereto have entered into the Credit Agreement, which amends and restates in its entirety the Existing Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of August 24, 2010,

which amends and restates the Existing Security Agreement (as amended and restated from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantor has pledged and granted to the New Agent for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the copyrights, including, without limitation, those copyrights identified in Schedule I attached hereto, together with the goodwill associated with the copyrights, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral);

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

WHEREAS, the parties hereto wish to amend and restate the Existing Copyright Agreement in a manner consistent with the foregoing and with the purpose set forth in Section 3 hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Resigning Agent, the New Agent and the Grantor hereby covenant and agree as follows:

1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement, the Security Agreement or the Existing Copyright Security Agreement and used herein have the meaning given to them in the Credit Agreement, the Security Agreement or the Existing Copyright Security Agreement, respectively.

2. Grant of Security Interest

The Grantor hereby assigns and grants to the New Agent, on behalf and for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the copyrights, including, without limitation, those copyrights identified in Schedule I attached hereto, together with the goodwill associated with the copyrights, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral).

3. Purpose

This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted hereby has been granted to the New Agent for the benefit of the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. This Agreement shall be deemed to amend, restate and supersede the Existing Copyright Security Agreement in all respects. The Security Agreement (and all rights and reme-

dies of the New Agent and the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment

Grantor does hereby further acknowledge and affirm that the rights and remedies of the New Agent and the Lenders with respect to the security interest in the copyrights granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including, without limitation, the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

5. Recordation

The parties hereto authorize and request the Register of Copyrights and/or any equivalent state official to record this Agreement against the copyrights identified on Schedule I attached hereto.

6. Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

BANK OF AMERICA, N.A., as New Agent

By:
Name:
Title:

GEOFFREY, LLC, as Grantor

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

BANC OF AMERICA BRIDGE LLC, as Resigning Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

UNITED STATES COPYRIGHTS

FORM OF AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT

THIS AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT (this “Agreement”), effective as of August, 2010 is made by Geoffrey, LLC (the “Grantor”), a successor in interest to Geoffrey, Inc., in favor of Bank of America, N.A., as administrative agent (in such capacity, the “New Agent”) as successor to Banc of America Bridge LLC, the predecessor administrative agent (in such capacity, the “Resigning Agent”), for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of August, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Toys “R” Us-Delaware, Inc., as borrower (the “Borrower), the Lenders party thereto, the New Agent, as administrative agent and collateral agent, Goldman Sachs Credit Partners, L.P. and JPMorgan Chase Bank, N.A., as syndication agents, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as documentation agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as joint lead arrangers and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint bookrunning managers.

W I T N E S S E T H:

WHEREAS, the Borrower, certain lenders party thereto (the “Existing Lenders”), the Resigning Agent, and certain other agents named therein entered into that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”) (as amended from time to time pursuant to the terms thereof), pursuant to which the Existing Lenders made certain loans and certain other extensions of credit to the Borrower;

WHEREAS, in connection with the Existing Credit Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, executed and delivered a Security Agreement, dated as of July 19, 2006 (as amended and restated from time to time, the “Existing Security Agreement”), in favor of the Resigning Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to the Existing Security Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, entered into a Trademark Security Agreement, dated as of July 19, 2006 (the “Existing Trademark Security Agreement”), in favor of the Resigning Agent, which was recorded at the United States Patent and Trademark Office at Reel 03376, Frame 0516 on August 24, 2006;

WHEREAS, the Borrower, the Lenders, the New Agent and the other agents party thereto have entered into the Credit Agreement, which amends and restates in its entirety the Existing Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of August 24, 2010, which amends and restates the Existing Security Agreement (as amended and restated from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantor has pledged and granted to the New Agent for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the trademarks, including, without limitation, those trademarks identified in Schedule I attached hereto, together with the goodwill associated with the trademarks, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral);

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

WHEREAS, the parties hereto wish to amend and restate the Existing Trademark Security Agreement in a manner consistent with the foregoing and with the purpose set forth in Section 3 hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Resigning Agent, the New Agent and the Grantor hereby covenant and agree as follows:

1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement, the Security Agreement or the Existing Trademark Security Agreement and used herein have the meaning given to them in the Credit Agreement, the Security Agreement or the Existing Trademark Security Agreement, respectively.

2. Grant of Security Interest

The Grantor hereby assigns and grants to the New Agent, on behalf and for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the trademarks, including, without limitation, those trademarks identified in Schedule I attached hereto, together with the goodwill associated with the trademarks, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral).

3. Purpose

This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the New Agent for the benefit of the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. This Agreement shall be deemed to amend, restate and supersede the Existing Trademark Security Agreement in all respects. The Security Agreement (and all rights and remedies of the New Agent and the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment

Grantor does hereby further acknowledge and affirm that the rights and remedies of the New Agent and the Lenders with respect to the security interest in the trademarks granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including, without limitation, the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

5. Recordation

The parties hereto authorize and request the Commissioner of Patents and Trademarks of the United States and/or any equivalent state official to record this Agreement against the trademarks identified on Schedule I attached hereto.

6. Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

BANK OF AMERICA, N.A., as New Agent

By:
Name: Title:

GEOFFREY, LLC, as Grantor

By:
Name: Title:

ACKNOWLEDGED AND ACCEPTED:

BANC OF AMERICA BRIDGE LLC, as Resigning Agent

By:
Name: Title:

SCHEDULE I

U.S. Trademark Registrations and Applications

FORM OF AMENDED AND RESTATED PATENT SECURITY AGREEMENT

THIS AMENDED AND RESTATED PATENT SECURITY AGREEMENT (this “Agreement”), effective as of August 24, 2010 is made by Geoffrey, LLC (the “Grantor”), a successor in interest to Geoffrey, Inc., in favor of Bank of America, N.A., as administrative agent (in such capacity, the “New Agent”) as successor to Banc of America Bridge LLC, the predecessor administrative agent (in such capacity, the “Resigning Agent”), for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Toys “R” Us-Delaware, Inc., as borrower (the “Borrower), the Lenders party thereto, the New Agent, as administrative agent and collateral agent, Goldman Sachs Credit Partners, L.P. and JPMorgan Chase Bank, N.A., as syndication agents, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as documentation agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as joint lead arrangers and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint bookrunning managers.

W I T N E S S E T H:

WHEREAS, the Borrower, certain lenders party thereto (the “Existing Lenders”), the Resigning Agent, and certain other agents named therein entered into that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”) (as amended from time to time pursuant to the terms thereof), pursuant to which the Existing Lenders made certain loans and certain other extensions of credit to the Borrower;

WHEREAS, in connection with the Existing Credit Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, executed and delivered a Security Agreement, dated as of July 19, 2006 (as amended and restated from time to time, the “Existing Security Agreement”), in favor of the Resigning Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to the Existing Security Agreement, Geoffrey, Inc., a predecessor in interest to the Grantor, entered into a Patent Security Agreement, dated as of July 19, 2006 (the “Existing Patent Security Agreement”), in favor of the Resigning Agent, which was recorded at the United States Patent and Trademark Office at Reel 08132, Frame 0229, on August 18, 2006;

WHEREAS, the Borrower, the Lenders, the New Agent and the other agents party thereto have entered into the Credit Agreement which amends and restates in its entirety the Existing Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered an Amended and Restated Security Agreement, dated as of August 24, 2010, which amends and restates the Existing Security Agreement (as amended and restated from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantor has pledged and granted to the New Agent for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the patents, including, without limitation, those patents identified in Schedule I attached hereto, together with the goodwill associated with the patents, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral);

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

WHEREAS, the parties hereto wish to amend and restate the Existing Patent Agreement in a manner consistent with the foregoing and with the purpose set forth in Section 3 hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Resigning Agent, the New Agent and the Grantor hereby covenant and agree as follows:

1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement, the Security Agreement or the Existing Patent Security Agreement and used herein have the meaning given to them in the Credit Agreement, the Security Agreement or the Existing Patent Security Agreement, respectively.

2. Grant of Security Interest

The Grantor hereby assigns and grants to the New Agent, on behalf and for the benefit of the Secured Parties, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Geoffrey Collateral, including, without limitation, all of the patents, including, without limitation, those patents identified in Schedule I attached hereto, together with the goodwill associated with the patents, and all proceeds of any and all of the foregoing (other than Excluded Geoffrey Collateral).

3. Purpose

This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the New Agent for the benefit of the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. This Agreement shall be deemed to amend, restate and supersede the Existing Patent Security Agreement in all respects. The Security Agreement (and all rights and remedies of the New Agent and the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

4. Acknowledgment

Grantor does hereby further acknowledge and affirm that the rights and remedies of the New Agent and the Lenders with respect to the security interest in the patents granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including, without limitation, the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

5. Recordation

The parties hereto authorize and request the Commissioner of Patents and Trademarks of the United States and/or any equivalent state official to record this Agreement against the patents identified on Schedule I attached hereto.

6. Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

BANK OF AMERICA, N.A., as New Agent

By:
Name:
Title:

GEOFFREY, LLC, as Grantor

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

BANC OF AMERICA BRIDGE LLC, as Resigning Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

Registrations and Applications:

EXHIBIT K to

Credit Agreement

FORM OF PREPAYMENT OPTION NOTICE

[Relevant Lender]

[address]

Re: Toys “R” Us-Delaware, Inc.

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), [                    ], as collateral agent for the Lenders, Goldman Sachs Lending Partners LLC (“GS”) and J.P. Morgan Securities Inc. (“JPM”), as Syndication Agents, Credit Suisse (“CS”) and Wells Fargo Securities, LLC (“Wells”), as Documentation Agents, Banc of America Securities LLC (“BAS”), JPM and GS, as Joint Lead Arrangers, and BAS, JPM, Wells, GS, CS, Citigroup Global Markets, Inc. (“CGMI”) and Deutsche Bank Securities Inc. (“DBSI”), as Joint Bookrunning Managers.

The Administrative Agent hereby gives you notice pursuant to Section 2.03(i) of the Credit Agreement as follows:

1. The Borrower has made an offer to prepay the Loans pursuant to Section 2.03[(b)][(c)][(d)] of the Credit Agreement on [                     ]1 (the “Mandatory Prepayment Date”).

2. The aggregate Prepayment Amount is $[        ]; the amount applicable to you is $[        ] (your “Mandatory Prepayment Amount”).

By acknowledging and accepting this Prepayment Option Notice as provided for herein, on the Mandatory Prepayment Date, the Borrower shall pay to you your Mandatory Prepayment Amount (it being understood that a failure to respond to a Prepayment Option Notice shall be deemed an acceptance of your Mandatory Prepayment Amount referenced herein).

[Signature Page Follows]

[1]	The Mandatory Prepayment Date shall be a date which date is 5 Business Days after the date of this Prepayment Option Notice.

K-1

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Acknowledged and Accepted:

[Lender]

By:
Name:
Title:

K-2

EXHIBIT M-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

M-I-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

M-I-2

EXHIBIT M-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

M-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

M-2-2

EXHIBIT M-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

M-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

M-3-2

EXHIBIT M-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

Pursuant to the provisions of Section 3.01(e) and Section 10.06(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned’s or its partners/members.

The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

M-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

M-4-2

EXHIBIT N

LOAN AUCTION PROCEDURES

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August     , 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

This Exhibit N is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.06(h) of the Credit Agreement, of which this Exhibit N is apart, to be managed by Banc of America Securities LLC or an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (the “Auction Manager”). It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Initial Loans or New Loans, as applicable, to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in such entity’s capacity as a Lender to sell its Initial Loans or New Loans, as applicable, to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Initial Loans or New Loans and as to the price to be sought for such Initial Loans or New Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Purchase Offer (as defined below) and the relevant offering documents.

(a) Notice Procedures. In connection with each Purchase Offer, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Initial Loans or New Loans (each, a “Class”), as determined by the Borrower in its sole discretion that will be the subject of such offer to purchase Loans from each Lender on a pro rata basis (a “Purchase Offer”) (each such notification, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Class that the Borrower offers to purchase in such Purchase Offer (the “Auction Amount”), which shall be no less than $10,000,000 (across Classes) (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which the Borrower would be willing to purchase each applicable Class in such Purchase Offer; and (iii) the date on which such Purchase Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York time (as such date and time may be extended by the Auction Manager, the “Expiration Time”).

Such Expiration Time may be extended for a period not exceeding three Business Days (or such other period as may be reasonably consented to by the Auction Manager) upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only two extensions per offer shall be permitted. A Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the Borrower withdraws such Purchase Offer in accordance with the terms hereof or as set forth in Section 10.06(h) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed purchase offer, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Purchase Offer or the occurrence of the Expiration Time of such previous Purchase Offer.

(b) Reply Procedures. In connection with any Purchase Offer, each Lender of the applicable Class wishing to participate in such Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Initial Loans or New Loans (the “Reply Price”) of the applicable Class within the Discount Range and (ii) the principal amount of Initial Loans or New Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Initial Loans or New Loans of the applicable Class held by such Lender. Lenders may only submit one Return Bid per Class per Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Initial Loans or New Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Purchase Offer within the Discount Range for such Purchase Offer that will allow the Borrower to complete the Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Initial Loans or New Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Initial Loans or New Loans of the applicable Class from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Initial Loans or New Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

(d) Proration Procedures. All Initial Loans or New Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Initial Loans or New Loans of the applicable Class for which Qualifying Bids have been submitted in any given Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Initial Loans or New Loans of the applicable Class to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Initial Loans or New Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

“No Default or Event of Default has occurred and is continuing, or would result from this Purchase Offer.

The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, are true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 5.04 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) or (b) of Section 6.01 of the Credit Agreement.

At the time of this Purchase Offer and the time of each assignment of Loans in connection therewith, (x) the Borrower has no knowledge, after reasonable inquiry, of the existence of any event or circumstance, individually or in the aggregate, that will or would be reasonably be expected to give rise to a mandatory prepayment of a material amount of the Loans pursuant to Section 2.03 of the Credit Agreement expected to be paid in the next 30 days and (y) there is no Material Information (as defined in the Credit Agreement) that has not been disclosed to the Lenders.”

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw a Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, a Purchase Offer may become void if the conditions to the purchase set forth in Section 10.06(h) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Initial Loans or New Loans that are the subject of a Purchase Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 10.06(h) of the Credit Agreement or this Exhibit N. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 10.06(h) of the Credit Agreement or this Exhibit N. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their respective Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit N shall not require the Borrower to initiate any Purchase Offer.

EXHIBIT O

FORM OF LEVERAGE/PREPAYMENT CERTIFICATE

I, [            ], the [Financial Officer]1 of Toys “R” Us-Delaware, Inc. (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of July 19, 2006, as amended and restated as of August     , 2010 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among Toys “R” Us-Delaware, Inc., a Delaware corporation, as borrower (the “Borrower”), the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other agents and other parties thereto that, pursuant to and in accordance with Section 6.01(g) of the Credit Agreement:

Attached hereto as Schedule 1 are detailed calculations2 demonstrating Borrower’s Total Leverage Ratio as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of such calculation.

Attached hereto as Exhibit A is a report setting forth a description of each event, condition or circumstance during the last fiscal quarter covered by this Leverage Certificate requiring a mandatory prepayment under Section 2.03 of the Credit Agreement.

This Leverage Certificate is hereby delivered concurrently with such financial statements as are referred to in Section  6.01[(a)]3[(b)] 4 of the Credit Agreement.

[1]	Fill in one of the following: Chief Financial Officer, Chief Executive Officer, Chief Financial Officer, Treasurer or Controller.
[2]	To accompany annual and quarterly financial statements only. Such calculations shall be in reasonable detail satisfactory to the Administrative Agent.
[3]	In the case of annual financial statements.
[4]	In the case of quarterly financial statements.

Dated this [    ] day of [            ], 20[    ].

[ ]

By:
Name:
Title: [Financial Officer]

SCHEDULE 1

Total Leverage Ratio Calculation

Total Leverage Ratio: Consolidated Indebtedness (other than the Propco Subsidiaries) to Consolidated EBITDA (other than the Propco Subsidiaries)

Consolidated Indebtedness equal to the sum of the following (without duplication):

all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person); provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;[5]

all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

all direct or contingent obligations of such Person arising under letters of credit as an account party (including standby and commercial) but only to the extent of any unreimbursed drawings under any such letter of credit;

Capital Lease Obligations; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;

Consolidated Indebtedness as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of calculation [ ], 20[ ]:	$

Adjust the amount of Consolidated Indebtedness pro forma for any incurrence or repayment of Indebtedness (other than Indebtedness incurred, repaid or redeemed under any revolving credit facilities subsequent to the end of the period for which the Total Leverage Ratio is being calculated and on or prior to the event for which the calculation of the Total Leverage Ratio is made as if the incurrence, repayment or redemption has occurred on the last day of the applicable period.

[5]	The amount of Indebtedness under revolving credit facilities shall be based on the average of the month-end balance of such Indebtedness for the prior twelve-month period.

Consolidated EBITDA equal to the sum of the following (with duplication):

Consolidated Net Income (but not including the Propco Subsidiaries)

, plus the following:

provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income;

Fixed Charges of such Person for such period (including (x) net losses on Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income;

Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income;

any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income;

the amount of management, monitoring, consulting, and advisory fees, and related expenses paid in such period pursuant to the Management Agreement;

any costs or expense incurred by the such Person or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent such net cash proceeds are excluded from the calculation of the “Available Amount”;

, minus the following:

non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for, a potential cash item that reduced EBITDA in any prior period;

, plus or minus the following (as applicable, and without duplication):

any net gain or loss resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk)

Consolidated EBITDA for the four quarter period ended [ ], 20[ ]:	$

Consolidated Indebtedness to Consolidated EBITDA:	[ ]:1.00

EXHIBIT A

Mandatory Prepayment Events

[Provide description of such events, if any]

EXHIBIT P to

Credit Agreement

FORM OF SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of August     , 2010, by and among:

Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”);

the other Grantors identified on the signature pages hereto (each such Person, individually, a “Grantor; (the Borrower and each Guarantor are hereinafter referred to individually as a “Grantor” and the Borrower and the other Grantors are hereinafter referred to collectively as the “Grantors”); and

BANK OF AMERICA, N.A., having a place of business at One Independence Center, 101 North Tryon Street, Charlotte, North Carolina 28255, as administrative agent for its own benefit and the benefit of the other Secured Parties (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, reference is made to that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”), as amended and restated as of the date hereof (as may be further modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) Toys “R” Us-Delaware, Inc., as the Borrower, (ii) the Administrative Agent, (iii) the Lenders party thereto (the “Lenders”) and (iv) the other agents and parties thereto, pursuant to which the Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified therein; and

WHEREAS, the Credit Agreement shall provide for, among other things, the addition thereunder of one or more tranches of New Loans pursuant to Section 2.12 thereto, and on any Increased Amount Date on which New Loan Commitments are effective, each New Loan Lender with such a New Loan Commitment shall become a Lender with New Loans ranking pari passu in right of payment and security with the Initial Loans including, without limitation, by each such new Lender being automatically deemed a Secured Party for purposes of this Agreement; and

WHEREAS, reference is made to that certain Guarantee, dated as of July 19, 2006, in favor of the Administrative Agent and the other Secured Parties (as modified, amended, supplemented or restated and in effect from time to time, the “Guarantee”), pursuant to which each Guarantor guarantees the Secured Obligations (as defined in the Credit Agreement); and

WHEREAS, reference is made to that certain Security Agreement, dated as of July 19, 2006 (as modified, amended, supplemented or restated and in effect from time to time, the “Existing Security Agreement”), pursuant to which each Grantor thereunder granted security interests to Banc of America Bridge, LLC (as predecessor to Bank of America, N.A., in its capacity as administrative agent for the Lenders) and its successors and assigns, for its own benefit and for the benefit of the Secured Parties; and

WHEREAS, the obligations of the Lenders to make Loans are each conditioned on, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure the Secured Obligations; and

WHEREAS, the parties hereto wish to amend and restate the Existing Security Agreement in its entirety to allow for the Amendment Transactions, (a) this Agreement shall be deemed to amend, restate and supersede the Existing Security Agreement, except that (1) the grants of security interests and Liens under and pursuant to the Existing Security Agreement shall continue unaltered, and each other Security Document shall continue in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement except to the extent expressly amended or modified by amendments thereto entered into in connection with the Amendment Transactions to provide for, among other things, the Secured Notes and (2) all schedules, annexes, appendices and exhibits to the Existing Security Agreement shall be incorporated by reference herein, mutatis mutandis, except for, and to the extent expressly amended and restated in connection herewith; (b) all Existing Obligations (including all indemnities) under the Existing Credit Agreement and the other Credit Documents shall continue to be outstanding except as expressly modified by the Credit Agreement and shall be governed in all respects by the Credit Agreement, this Agreement and the other Credit Documents; and (c) all references to the Existing Security Agreement in this Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Administrative Agent hereby agree as follows:

ARTICLE I.

Definitions

SECTION 1.1. Generally. All references herein to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2. Definition of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

“ABL Agent” shall mean Bank of America, N.A., in its capacity as Collateral Agent under the ABL Credit Agreement and its successors and assigns.

“ABL Collateral” shall have the meaning given that term in the ABL Intercreditor Agreement.

“ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of July 21, 2005, as amended and restated as of June 24, 2009 and as further amended and restated as of August 10, 2010 (as modified, amended, supplemented, restated or replaced and in effect from time to time), by and among (i) Toys “R” Us-Delaware, Inc., as the Lead Borrower for the borrowers party thereto, (ii) the facility guarantors party thereto, (iii) Bank of America, N.A., as administrative agent, (iv) Bank of America, N.A. (acting through its Canada branch), as Canadian agent for its own benefit and the benefit of the other “Secured Parties” thereunder (and as defined therein), (v) the lenders party thereto and (vi) the other agents and parties thereto.

“ABL Intercreditor Agreement” shall have the meaning given that term in the Credit Agreement.

“Accessions” shall have the meaning given that term in the UCC.

“Account Debtor” shall have the meaning given that term in the UCC and shall include any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” shall mean “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Agent’s Rights and Remedies” shall have the meaning provided in Section 8.8.

“Amendment Transactions” shall have the meaning given that term in the Credit Agreement.

“Blue Sky Laws” shall have the meaning provided in Section 6.1.

“Borrower” shall have the meaning provided in the preliminary statement of this Agreement.

“Chattel Paper” shall have the meaning given that term in the UCC.

“Collateral” shall mean all of the following personal property of each Grantor (other than Geoffrey): (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) General Intangibles (including Payment Intangibles and Intellectual Property), (h) Goods, (i) Instruments, (j) Inventory, (k) Investment Property, (l) Letter-of-Credit Rights, (m) Software, (n) Supporting Obligations, (o) money, policies and certificates of insurance, deposits, cash or other property, (p) all books, records, and information relating to any of the foregoing and/or to the operation of any Grantor’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained, (q) all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ((a) through (p)) or otherwise, (r) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (q)), including the right of stoppage in transit, (s) all other personal property of every kind and nature of each Grantor, and (t) any of the foregoing whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Collateral shall not include the Excluded Collateral.

“Commercial Tort Claim” shall have the meaning given that term in the UCC.

“Control” shall have the meaning given that term in the UCC.

“Credit Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.

“Deposit Account” shall have the meaning given that term in the UCC.

“Discharge of ABL Obligations” shall have the meaning given that term in the ABL Intercreditor Agreement.

“Documents” shall have the meaning given that term in the UCC.

“Domestic Subsidiary” shall mean “Domestic Subsidiary” as such term is used and defined in the Indentures.

“Electronic Chattel Paper” shall have the meaning given that term in the UCC.

“Equipment” shall mean “equipment” as defined in the UCC, and any and all Accessions or additions thereto or substitutions therefor. The term “Equipment” shall not include Fixtures.

“Excluded Collateral” shall mean (a) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (b) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise, (c) any Instrument evidencing indebtedness (defined consistently with such term as used in the Indentures) of any Domestic Subsidiary, (d) any Security or other equity interest representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (e) any Security or other equity interest representing any ownership interest in any Domestic Subsidiary, (f) any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates, (g) the Designated Account (as defined in the ABL Credit Agreement) and any and all deposits, cash or other property in such account and (h) Fixtures.

“Excluded Geoffrey Collateral” shall mean (a) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (b) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise, (c) any Instrument evidencing indebtedness (it being understood such term is defined consistently with such term as used in the Indentures) of any Domestic Subsidiary, (d) any Security or other equity interest representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (e) any Security or other equity interest representing any ownership interest in any Domestic Subsidiary, (f) any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates and (g) Fixtures.

“Existing Credit Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.

“Existing Security Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.

“Financing Statement” shall have the meaning given that term in the UCC.

“Fixtures” shall have the meaning given that term in the UCC.

“Foreign Subsidiary” shall mean, as to any Grantor, a Subsidiary that is organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“General Intangibles” shall have the meaning given that term in the UCC, and shall also include, without limitation, all: Intellectual Property; Payment Intangibles; rights to payment for credit extended; deposits; amounts due to any Grantor; credit memoranda in favor of any Grantor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Grantor to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi conductors chips and printouts; user, technical reference, and other manuals and materials; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by or credit extended or services performed, by any Grantor, whether intended for an individual customer or the general business of any Grantor, or used or useful in connection with research by any Grantor; provided that “General Intangibles” shall not include any indebtedness (defined consistently with such term as used in the Indentures) of any Domestic Subsidiary.

“Geoffrey” shall mean Geoffrey, LLC, a Delaware corporation.

“Geoffrey Collateral” shall mean all of the following personal property of Geoffrey: (a) General Intangibles comprised of Intellectual Property, (b) all books, records, and information relating to any of the foregoing and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained, (c) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through ((b)), and (d) any of the foregoing whether now owned or now due, or in which Geoffrey has an interest, or hereafter acquired, arising, or to become due, or in which Geoffrey obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Geoffrey Collateral shall not include the Excluded Geoffrey Collateral.

“Goods” shall have the meaning given that term in the UCC.

“Grantor” shall have the meaning given that term in the preliminary statement of this Agreement.

“Guarantee” shall have the meaning given that term in the preliminary statement of this Agreement.

“Indemnitee” shall have the meaning given that term in Section 8.6.

“Instruments” shall have the meaning given that term in the UCC; provided that “Instruments” shall not include any Instrument evidencing indebtedness of any Domestic Subsidiary.

“Intellectual Property” shall mean (a) the Intercompany Licenses and (b) all of the following owned by any Grantor (including Geoffrey): all (i) patents, patent applications and patents pending; (ii) trade secret rights; (iii) copyrights and copyright applications, including mask work rights and derivative works; (iv) trade names, trademarks, trademark applications, service marks, and service mark applications; (v) Proprietary Marks and (vi) all other general intangible property in the nature of intellectual property recognized by the laws of the United States; provided that any “intent to use” trademark applications for which a statement of use has not been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.) (but only until such statement is filed and accepted by the United States Patent and Trademark Office) are excluded from this definition.

“Intercompany Licenses” shall mean the license agreements described on Exhibit A hereto between certain of the Grantors and Geoffrey, pursuant to which Geoffrey has granted to such Grantors licenses of the Proprietary Marks.

“Intercreditor Agreements” shall have the meaning given that term in the Credit Agreement.

“Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed or rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed thereto or associated therewith; and (f) Documents which represent any of the foregoing.

“Investment Property” shall have the meaning given that term in the UCC; provided that “Investment Property” (a) shall not include any Security representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (b) shall not include any Security representing any ownership interest in any Domestic Subsidiary and (c) shall not include any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates.

“Lenders” shall have the meaning provided in the preliminary statement of this Agreement.

“Letter-of-Credit Right” shall have the meaning given that term in the UCC.

“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrower, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Obligations” shall mean collectively, the “Secured Obligations” (as defined in the Credit Agreement).

“Payment Intangible” shall have the meaning given that term in the UCC.

“Perfection Certificate” shall mean a certificate substantially in the form of Annex 1 hereto, dated the date hereof, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of the Grantors.

“Proceeds” shall include, without limitation, “Proceeds” as defined in the UCC and each type of property described in the definition of Collateral.

“Proprietary Marks” shall mean any and all United States trademarks (including any copyrights that exist in such trademarks, but excluding all other copyrights), service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, designs, logos and other source or business identifiers, whether registered or unregistered, which are owned or licensed, now or in the future, by Geoffrey, including, but not limited to, as of the date hereof, the United States Proprietary Marks set forth on Exhibit B annexed hereto.

“Securities Act” shall have the meaning provided in Section 6.1.

“Security” shall have the meaning given that term in the UCC.

“Security Interest” shall have the meaning provided in Section 2.1.

“Software” shall have the meaning given that term in the UCC.

“Supporting Obligation” shall have the meaning given that term in the UCC .

SECTION 1.3. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

ARTICLE II.

Security Interest

SECTION 2.1. Security Interest. As security for the payment or performance, as the case may be, in full of their respective Obligations, (a) Geoffrey hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a first priority security interest in all of Geoffrey’s right, title and interest in, to and under the Geoffrey Collateral and (b) each other Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a second priority security interest in all of such Grantor’s right, title and interest in, to and under the Collateral, in each case wherever located, whether now owned or hereafter acquired or arising (the “Security Interest”); provided that the security interest granted to the Administrative Agent in, to and under Intercompany Licenses shall be limited to the non-exclusive right to use the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with a Liquidation. Without limiting the foregoing, each Grantor hereby designates the Administrative Agent as such Grantor’s true and lawful attorney, exercisable by the Administrative Agent whether or not an Event of Default exists, with full power of substitution, at the Administrative Agent’s option, to file one or more Financing Statements, continuation statements, or to sign other documents for the purpose of perfecting, confirming or continuing the Security Interest granted by each Grantor, without the signature of any Grantor (each Grantor hereby appointing the Administrative Agent as such Person’s attorney to sign such Person’s name to any such instrument or document, whether or not an Event of Default exists), and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

SECTION 2.2. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of, any Grantor with respect to or arising out of the Collateral or the Geoffrey Collateral.

ARTICLE III.

Representations and Warranties

The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

SECTION 3.1. Filings. The Perfection Certificate has been duly prepared, completed and executed, and the information set forth therein is correct and complete in all material respects as of the date hereof. Subject to the proviso to Section 4.3, UCC Financing Statements or other appropriate filings, recordings or registrations containing a description of the Collateral and the Geoffrey Collateral (including, without limitation, the UCC Financing Statements identified on Schedule 3.2 hereto) have been or will be timely filed in each United States governmental, municipal or other office as is necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral and all

Geoffrey Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and no further or subsequent filing, refiling, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under Applicable Law with respect to the filing of continuation statements or as a result of any change in a Grantor’s name or jurisdiction of incorporation or formation or under any other circumstances under which, pursuant to the UCC, filings previously made have become misleading or ineffective in whole or in part.

SECTION 3.2. Validity and Priority of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all of the Collateral and all of the Geoffrey Collateral securing the payment and performance of the Secured Obligations, (b) subject to the filings described on Schedule 3.2 or other requisite filings or registrations described in Section 3.2, a perfected security interest in all of the Collateral and the Geoffrey Collateral (in each case to the extent perfection in such collateral and can be accomplished by such filing) and (c) subject to the obtaining of Control, a perfected security interest in all of the Collateral and all of the Geoffrey Collateral (in each case to the extent perfection in such collateral can be accomplished by Control and perfection of the Security Interest in such collateral is required by the terms hereof). The Security Interest is and shall be prior to any other Lien on any of the Collateral, subject only to (i) with respect to ABL Collateral only, Liens securing the obligations of the Grantors with respect to the ABL Credit Agreement, and (ii) Permitted Liens having priority by operation of Applicable Law. The Security Interest is and shall be prior to any other Lien on any of the Geoffrey Collateral, subject only to Permitted Liens having priority by operation of Applicable Law.

SECTION 3.3. Absence of Other Liens. The Collateral and the Geoffrey Collateral is owned by the Grantors free and clear of any Lien, except for (i) Permitted Liens or (ii) Liens for which termination statements have been delivered to the Administrative Agent. Except as provided in the Loan Documents, the Grantors have not filed or consented to the filing of (a) any Financing Statement or analogous document under the UCC or any other Applicable Law covering any Collateral or any Geoffrey Collateral, or (b) any assignment in which any Grantor assigns any Collateral, any Geoffrey Collateral or any security agreement or similar instrument covering any Collateral or any Geoffrey Collateral with any foreign governmental, municipal or other office, which Financing Statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 3.4. Bailees, Warehousemen, Etc. Schedule 3.4 hereto sets forth a list, as of the Closing Date, of each bailee, warehouseman and other third party in possession or control of any Inventory of any Loan Party and specifies as to each bailee, warehouseman or other third party whether the value of the Inventory, at Cost (as defined in the ABL Credit Agreement), possessed or controlled by such bailee, warehouse-man or other third party exceeds $20,000,000.

SECTION 3.5. Consignments. No Grantor has, and none shall have, possession of any property on consignment from any consignor having a value greater than $10,000,000 unless a lien waiver or other agreement in favor of the Administrative Agent reasonably satisfactory to the Administrative Agent is delivered to the Administrative Agent by such consignor.

SECTION 3.6. Intercompany Licenses. The Intercompany Licenses have not been terminated and, to each Grantor’s knowledge, no breach, default or other circumstances exist in respect thereof which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.

SECTION 3.7. Commercial Tort Claims. Except as set forth on Schedule 3.7 hereof, as of the Closing Date, no Grantor owns any rights in, to or under any Commercial Tort Claim having a value in excess of $1,000,000.

ARTICLE IV.

Covenants

The Grantors jointly and severally covenant and agree with the Administrative Agent and the Secured Parties as follows:

SECTION 4.1. Change of Name; Location of Collateral; Records; Place of Business.

(a) Each Grantor agrees to furnish to the Administrative Agent prompt written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office or, its principal place of business; (iii) any Loan Party’s organizational legal entity designation or jurisdiction of incorporation or formation; (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation; or (v) the acquisition by any Grantor of any material property for which additional filings or recordings are necessary to perfect and maintain the Administrative Agent’s Security Interest therein (to the extent perfection of the Security Interest in such property is required by the terms hereof). Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other Applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the Security Interest in such property is required by the terms hereof), a first priority security interest in all of the Geoffrey Collateral (subject only to Permitted Liens having priority by operation of Applicable Law) and a second priority security interest in all of the Collateral (subject only to (i) with respect to the ABL Collateral only, Liens securing the obligations of the Grantors with respect to the ABL Credit Agreement, and (ii) Permitted Liens having priority by operation of Applicable Law) for its benefit and the benefit of the other Secured Parties.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral and the Geoffrey Collateral owned by it as is consistent with its current practices or in accordance with such prudent and standard practices used in industries that are the same as, or similar to, those in which such Grantor is engaged, but in any event to include materially complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral or the Geoffrey Collateral, and, at such time or times as the Administrative Agent may reasonably request in writing, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any and all Collateral and Geoffrey Collateral.

SECTION 4.2. Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend the Security Interest of the Administrative Agent in the Collateral and the Geoffrey Collateral against any Lien (other than Permitted Liens) and the priority thereof (except for Permitted Liens having priority by operation of Applicable Law).

SECTION 4.3. Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created or intended to be created hereby or the validity or priority of such Security Interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any Financing Statements or other documents in connection herewith or therewith; provided, however that, prior to the Discharge of ABL Obligations, with respect to the ABL Collateral each such Grantor shall not be required to take any actions hereunder that the ABL Agent has not required such Grantors to take under the ABL Collateral Documents (as defined in the ABL Intercreditor Agreement). Without limiting the foregoing, each Grantor, at its own expense, shall execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Administrative Agent may from time to time reasonably request to perfect the Administrative Agent’s Security Interest in all Accounts, Inventory, Deposit Accounts, and the proceeds therefrom (including causing the Administrative Agent to have Control of any such Collateral or such Geoffrey Collateral to the extent perfection in such Collateral or such Geoffrey Collateral can be accomplished by Control to the extent required hereunder). If any amount payable under or in connection with any of the Collateral or the Geoffrey Collateral shall be or become evidenced by any promissory note or other instrument with an individual face value in excess of $1,000,000, such note or instrument shall be promptly pledged to the Administrative Agent and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

SECTION 4.4. Taxes; Encumbrances. At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral or the Geoffrey Collateral (other than Permitted Liens), and may take any other action which the Administrative Agent may reasonably deem necessary or desirable to repair, maintain or preserve any of the Collateral or any of the Geoffrey Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent for any payment made or any reasonable out-of-pocket expense incurred by the Administrative Agent pursuant to the foregoing authorization within fifteen (15) Business Days after receipt of an invoice therefore setting forth such payments or expenses in reasonable detail; provided, however, that nothing in this Section 4.4 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any

Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents; and provided further that the making of any such payments or the taking of any such action by the Administrative Agent shall not be deemed to constitute a waiver of any Default or Event of Default arising from any Grantor’s failure to have made such payments or taken such action.

SECTION 4.5. Assignment of Security Interest.

(a) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of, and transferees from, the Account Debtor or other Person granting the security interest.

(b) To the extent that any Grantor is a beneficiary under any written letter of credit now or hereafter issued in favor of such Grantor having a face amount in excess of $1,000,000, such Grantor shall deliver such letter of credit to the Administrative Agent. The Administrative Agent shall from time to time, at the request and expense of such Grantor, promptly make such arrangements with such Grantor as are in the Administrative Agent’s reasonable judgment necessary and appropriate so that such Grantor may make any drawing to which such Grantor is entitled under such letter of credit, without impairment of the Administrative Agent’s perfected security interest in such Grantor’s rights to proceeds of such letter of credit or in the actual proceeds of such drawing. At the Administrative Agent’s request, such Grantor shall, for any such letter of credit now or hereafter issued in favor of such Grantor as beneficiary, execute and deliver to the issuer and any confirmer of such letter of credit an assignment of proceeds form, in favor of the Administrative Agent and reasonably satisfactory to the Administrative Agent and such issuer or (as the case may be) such confirmer, requiring, after the occurrence of an Event of Default, the proceeds of any drawing under such letter of credit to be paid directly to the Administrative Agent.

SECTION 4.6. Continuing Obligations of the Grantors. Each Grantor hereby acknowledges and agrees that the Administrative Agent shall have no obligation or duty to perform any obligation of any Grantor under the contracts, agreements or instruments constituting or relating to the Collateral or the Geoffrey Collateral (including, without limitation, the Intercompany Licenses and the payment of royalties thereunder) and that each Grantor shall at all times remain solely and exclusively liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument constituting or relating to the Collateral and/or the Geoffrey Collateral (including, without limitation, the Intercompany Licenses and the payment of royalties thereunder).

SECTION 4.7. Use and Disposition of Collateral and/or Geoffrey Collateral. None of the Grantors shall make or permit to be made any collateral assignment, pledge or hypothecation of the Collateral, the Geoffrey Collateral or shall grant any other Lien in respect of the Collateral or the Geoffrey Collateral or shall grant Control (for purposes of security) of any Collateral or the Geoffrey Collateral to any Person, except for Permitted Liens. Except for Asset Sales expressly permitted in the Credit Agreement, none of the Grantors shall make or permit to be made any sale or transfer of the Collateral and/or the Geoffrey Collateral, and, except as expressly permitted in the Credit Agreement with respect to Eligible In-Transit Inventory (as defined in the ABL Credit Agreement) and Eligible Letter of Credit Inventory (as defined in the ABL Credit Agreement), each Grantor shall remain at all times in possession of the Collateral and/or the Geoffrey Collateral, owned by it. The Grantors shall not permit any expiration, termination, modification, amendment or waiver of any Intercompany License that would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.

SECTION 4.8. Limitation on Modification of Accounts. None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices or in accordance with such prudent business practices as determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment.

SECTION 4.9. Insurance.

(a) The Grantors shall maintain insurance on the Collateral and the Geoffrey Collateral as required by Section 6.06 of the Credit Agreement, which insurance shall include the endorsements and provisions required by Section 6.06 of the Credit Agreement.

(b) Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent and attorney-in-fact, exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral and the Geoffrey Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems reasonably advisable. All sums reasonably disbursed by the Administrative Agent in connection with this Section 4.9, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.10. Commercial Tort Claims. If any Grantor shall at any time acquire a Commercial Tort Claim having a value in excess of $1,000,000, such Grantor shall promptly notify the Administrative Agent in writing of the details thereof and the Grantors shall take such actions as the Administrative Agent shall reasonably request in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected and first priority security interest therein and in the Proceeds thereof.

SECTION 4.11. Legend. At the request of the Administrative Agent, each Grantor shall legend, in form and manner reasonably satisfactory to the Administrative Agent, its Accounts and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 4.12. Notices and Reports Pertaining to Intercompany Licenses. In addition to any other notice or reporting requirement imposed on the Grantors under this Agreement and the Credit Agreement, the Grantors will promptly notify the Administrative Agent of any breach, default or other circumstance in respect of any Intercompany License which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.

ARTICLE V.

Collections

SECTION 5.1. Deposit Accounts. Subject to the terms of the Intercreditor Agreements, until the occurrence of the Discharge of ABL Obligations, the Grantors acknowledge and agree that the ABL Agent has expressly agreed to act as agent for the benefit of the Administrative Agent and the Secured Parties under each control agreement or blocked account agreement with respect to any Deposit Accounts and Securities Accounts of a Grantor. Following the Discharge of ABL Obligations, the Grantors shall cause the Administrative Agent to have Control over each Deposit Account and Securities Accounts of a Grantor (other than the Designated Account).

SECTION 5.2. Power of Attorney. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Administrative Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Administrative Agent and the Secured Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to take actions required to be taken by the Grantors under Section 2.1 of this Agreement, (b) upon the occurrence and during the continuance of an Event of Default or as otherwise permitted under the Credit Agreement, (i) to take actions required to be taken by the Grantors under Section 5.1 of this Agreement; (ii) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral and/or the Geoffrey Collateral or any part thereof; (iii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral and/or any of the Geoffrey Collateral; (iv) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral and/or the Geoffrey Collateral; (v) to sign the name of any Grantor on any notice to such Grantor’s Account Debtors; (vi) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (vii) to sign change of address forms to change the address to which each Grantor’s mail is to be sent to such address as the Administrative Agent shall designate; (viii) to receive and open each Grantor’s mail, remove any Proceeds of Collateral and/or Geoffrey Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of a Grantor, or other legal representative of a Grantor whom the Administrative Agent reasonably determines to be the appropriate person to whom to so turn over such mail; (ix) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or the Geoffrey Collateral to enforce any rights in respect of any Collateral and/or any Geoffrey Collateral; (x) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral and/or any Geoffrey Collateral; (xi) to take all such action as may be reasonably necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Grantor is a beneficiary; (xii) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (xiii) to use, license or transfer any or all General Intangibles of any Grantor; and (xiv) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral and/or any Geoffrey Collateral, and to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent was the absolute owner of the Collateral and/or the Geoffrey Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent or any other Secured Party to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The appointment of the Administrative Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above shall terminate when (a) the Commitments have expired or been terminated and (b) the principal of and interest on each Loan and all fees and other Secured Obligations (which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable) (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full).

SECTION 5.3. No Obligation to Act. The Administrative Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 5.2, but if the Administrative Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act except for any act or omission to act as to which there is a determination by a court of competent jurisdiction or another independent tribunal having jurisdiction that (i) the subject act or omission to act by the Administrative Agent or any Affiliate of the Administrative Agent or any officer, director, employee, advisor or agent of the Administrative Agent or such Affiliate constituted gross negligence, was in bad faith, or constituted willful misconduct or (ii) constituted a breach by the Administrative Agent or any Affiliate of the Administrative Agent or any officer, director, employee, advisor or agent of the Administrative Agent or such Affiliate of its obligations to such Grantor. The provisions of Section 5.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral and/or the Geoffrey Collateral or any part thereof or impose any obligation on the Administrative Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral and/or the Geoffrey Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

ARTICLE VI.

Remedies

SECTION 6.1. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other Applicable Law. The Agent’s Rights and Remedies shall include, without limitation, the right to take any of or all of the following actions at the same or different times as directed by the Administrative Agent or the Required Lenders:

(a) With respect to any Collateral and/or any Geoffrey Collateral consisting of Accounts, General Intangibles (including Payment Intangibles and Intellectual Property), Letter-of-Credit Rights, Instruments, Chattel Paper, Documents, and Investment Property, the Administrative Agent may collect the Collateral and/or the Geoffrey Collateral with or without the taking of possession of any of the Collateral and/or the Geoffrey Collateral.

(b) With respect to any Collateral and/or any Geoffrey Collateral consisting of Accounts, the Administrative Agent may (i) demand, collect and receive any amounts relating thereto, as the Administrative Agent may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Administrative Agent may reasonably deem appropriate; (iv) without limiting the rights of the Administrative Agent set forth in Section 5.2 hereof, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes.

(c) With respect to any Collateral consisting of Investment Property, the Administrative Agent may (i) exercise all rights of any Grantor with respect thereto, including without limitation, the right to exercise all voting and corporate rights at any meeting of the shareholders of the issuer of any Investment Property and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Investment Property as if the Administrative Agent was the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Investment Property upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, all without liability except to account for property actually received as provided in Section 5.3 hereof; (ii) transfer such Collateral at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to the Secured Obligations; and (iii) demand, sue for, collect or make any compromise or settlement it deems desirable. The Grantors recognize that (a) the Administrative Agent may be unable to effect a public sale of all or a part of the Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. § 77, (as amended and in effect, the “Securities Act”) or the Securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Investment Property were sold at public sales, (c) that neither the Administrative Agent nor any Secured Party has any obligation to delay sale of any of the Investment Property for the period of time necessary to permit the Investment Property to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Notwithstanding anything herein to the contrary, no Grantor shall be required to register, or cause the registration of, any Investment Property under the Securities Act or any or Blue Sky Laws.

(d) With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Administrative Agent may conduct one or more going out of business sales, in the Administrative Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Administrative Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Administrative Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Administrative Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(e) With respect to any Proprietary Marks, the Administrative Agent may exercise all of the rights granted to the Grantors under the Intercompany Licenses (for the limited purpose of allowing the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation of any Grantor’s Inventory or other Collateral).

(f) With or without legal process and with or without prior notice or demand for performance, the Administrative Agent may enter upon, occupy, and use any premises owned or occupied by each Grantor, and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Administrative Agent to the extent the Administrative Agent deems such exclusion reasonably necessary to preserve and protect the Collateral and/or the Geoffrey Collateral. The Administrative Agent shall not be required to remove any of the Collateral from any such premises upon the Administrative Agent’s taking possession thereof, and may render any Collateral and/or Geoffrey Collateral unusable to the Grantors. In no event shall the Administrative Agent be liable to any Grantor for use or occupancy by the Administrative Agent of any premises pursuant to this Section 6.1, nor for any royalties or any other amounts due under, or any other obligations in respect of, the Intercompany Licenses, nor for any charge (such as wages for the Grantors’ employees and utilities) incurred in connection with the Administrative Agent’s exercise of the Agents’ Rights and Remedies.

(g) The Administrative Agent may require any Grantor to assemble the Collateral and make it available to the Administrative Agent at the Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Administrative Agent and such Grantor.

(h) Each Grantor agrees that the Administrative Agent shall have the right, subject to Applicable Law, to sell or otherwise dispose of all or any part of the Collateral and/or the Geoffrey Collateral, at public or private sale, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(i) Unless the Collateral and/or Geoffrey Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Administrative Agent shall provide the Grantors such notice as may be practicable under the circumstances), the Administrative Agent shall give the Grantors at least ten (10) days’ prior written notice, by authenticated record, of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral and/or Geoffrey Collateral may be made. Each Grantor agrees that such written notice shall satisfy all requirements for notice to that Grantor which are imposed under the UCC or other Applicable Law with respect to the exercise of the Agent’s Rights and Remedies upon default. The Administrative Agent shall not be obligated to make any sale or other disposition of any Collateral and/or Geoffrey Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral and/or such Geoffrey Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(j) Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice of such sale. At any sale or other disposition, the Collateral and/or the Geoffrey Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. If any of the Collateral and/or the Geoffrey Collateral is sold, leased, or otherwise disposed of by the Administrative Agent on credit, the Secured Obligations shall not be deemed to have been reduced as a result thereof unless and until payment is received thereon by the Administrative Agent.

(k) At any public (or, to the extent permitted by Applicable Law, private) sale made pursuant to this Section 6.1, the Administrative Agent or any other Secured Party may bid for or purchase, free (to the extent permitted by Applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral, the Geoffrey Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Administrative Agent or such other Secured Party from any Grantor on account of the Secured Obligations as a credit against the purchase price, and the Administrative Agent or such other Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.

(l) For purposes hereof, a written agreement to purchase the Collateral, the Geoffrey Collateral or any portion thereof shall be treated as a sale thereof. The Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral, the Geoffrey Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.

(m) As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and/or the Geoffrey Collateral and to sell the Collateral and/or the Geoffrey Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(n) To the extent permitted by Applicable Law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(o) In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Borrower or the creditors or property of the Borrower, the Administrative Agent and Secured Parties, to the extent permitted by Applicable Law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the other Secured Parties allowed in such proceedings for the entire amount of the Secured Obligations at the date of the institution of such proceedings and for any additional portion of the Secured Obligations accruing after such date.

Notwithstanding the foregoing to the contrary, prior to the occurrence of an Event of Default pursuant to Section 8.01(a) of the Credit Agreement, the Agent’s exercise of any Rights and Remedies in respect of the Geoffrey Collateral shall be subject to the rights of any third party under any international license and/or franchise agreements as in effect on such date.

SECTION 6.2. Application of Proceeds. After the occurrence and during the continuance of any Event of Default and acceleration of the Secured Obligations pursuant to Section 8.01 of the Credit Agreement, the Administrative Agent shall promptly apply the proceeds of any collection or sale of the Collateral and/or the Geoffrey Collateral, as well as any Collateral consisting of cash, or any Collateral and/or Geoffrey Collateral granted under any other of the Security Documents, in accordance with Section 8.03 of the Credit Agreement, subject to the terms of the Non-ABL Intercreditor Agreement.

Subject to the right of the Required Lenders to direct the exercise of the Agent’s Rights and Remedies upon the occurrence of an Event of Default and subject to the terms of the Non-ABL Intercreditor Agreement, the Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale or other disposition of the Collateral and/or the Geoffrey Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale or other disposition shall be a sufficient discharge to the purchaser or purchasers of the Collateral and/or the Geoffrey Collateral so sold or otherwise disposed of and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VII.

Perfection of Security Interest

SECTION 7.1. Perfection by Filing. This Agreement constitutes an authenticated record, and each Grantor hereby authorizes the Administrative Agent, pursuant to the provisions of Sections 2.1 and 5.2, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral and/or the Geoffrey Collateral, in such filing offices as the Administrative Agent shall reasonably deem appropriate, and the Grantors shall pay the Administrative Agent’s reasonable costs and expenses incurred in connection therewith. Each Grantor hereby further agrees that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a Financing Statement and may be filed as a Financing Statement in any and all jurisdictions.

SECTION 7.2. Other Perfection, Etc. The Grantors shall at any time and from time to time take such steps as the Administrative Agent may reasonably request for the Administrative Agent (a) to obtain Control of any Deposit Accounts to the extent required by Section 2.18 of the ABL Credit Agreement, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent; provided that prior to the Discharge of ABL Obligations, the requirement of this Section 7.02(a) with respect to the delivery of any control agreement to the Administrative Agent shall be deemed satisfied by the delivery of such control agreement to the ABL Agent, (b) to obtain Control of any Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent and (c) otherwise to insure the continued perfection of the Administrative Agent’s security interest in any of the Collateral and/or the Geoffrey Collateral with the priority described in Section 3.2 and of the preservation of its rights therein.

SECTION 7.3. Savings Clause. Nothing contained in this Article VII shall be construed to narrow the scope of the Administrative Agent’s Security Interest in any of the Collateral, the Geoffrey Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Agent’s Rights and Remedies hereunder except (and then only to the extent) as mandated by the UCC.

ARTICLE VIII.

Miscellaneous

SECTION 8.1. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.

SECTION 8.2. Grant of Non-Exclusive License. Without limiting the rights of the Administrative Agent under the assignment of the Intercompany Licenses provided herein, each Grantor hereby grants to the Administrative Agent a royalty free, non-exclusive, irrevocable license, which license shall be exercisable upon the existence and during the continuance of an Event of Default, to use, apply, and affix any Intellectual Property (other than Intellectual Property licensed pursuant to the Intercompany Licenses, including the Proprietary Marks) in which any Grantor now or hereafter has rights, such license being with respect to the Administrative Agent’s exercise of the Agent’s Rights and Remedies hereunder including, without limitation, in connection with any Liquidation of Inventory; provided, however, that the Administrative Agent’s exercise of the foregoing license shall be conditioned upon the

Administrative Agent not violating any obligations (excluding the payment of royalties) or restrictions to which the Grantor of the related Intellectual Property is subject (except those obligations or restrictions which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Intellectual Property in exercising the Agent’s Rights and Remedies). Nothing in this Section 8.2 shall require Geoffrey to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided further that such licenses to be granted hereunder with respect to trademarks and Proprietary Marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks are used sufficient to preserve the validity of such trademarks and Proprietary Marks.

SECTION 8.3. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from the Guarantee or any other guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement (other than circumstances under which (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Secured Obligations (which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (each as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable) (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full).

SECTION 8.4. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors herein and in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Loan Agreement, and shall continue in full force and effect unless terminated in accordance with Section 8.15 hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral and/or the Geoffrey Collateral, the Administrative Agent, on behalf of itself and the other Secured Parties, may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to obligations in respect of Hedge Agreements.

SECTION 8.5. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Grantors that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and assigns. This Agreement shall be binding upon each Grantor and the Administrative Agent and its successors and permitted assigns, and shall inure to the benefit of each Grantor, the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral and/or the Geoffrey Collateral (and any such attempted assignment or transfer shall be void) except as expressly permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 8.6. Fees and Expenses; Indemnification.

(a) Without limiting any of their obligations under the Credit Agreement or the other Loan Documents, and without duplication of any fees, expenses or indemnification provided for under the Credit Agreement and the other Loan Documents, the Grantors jointly and severally shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of any counsel and outside consultants for the Administrative Agent, within fifteen (15) Business Days after receipt of an invoice therefore setting forth such expenses in reasonable detail, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral and/or the Geoffrey Collateral, (iii) the exercise, enforcement or protection of any of the Agent’s Rights and Remedies hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof; provided that in the event the Grantors have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Grantors or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Grantors’ rights with respect thereto).

(b) Without limiting any of their indemnification obligations under the Credit Agreement or the other Loan Documents, and without duplication of any fees, expenses or indemnification provided for under the Credit Agreement and the other Loan Documents, each Grantor, shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-

pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all other Indemnitees (other than the Agents), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by any Grantor of its obligations under this Agreement or any other Loan Document, or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are relating to disputes among Indemnitees, or (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party. No party hereto shall be liable to any other party hereto for any indirect, consequential, special or punitive damages except, in the case of any Grantor, to the extent such Grantor is otherwise required to provide indemnification pursuant to this Section 8.6(b). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Grantors shall promptly pay the reasonable fees and expenses of such counsel.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 8.6 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of the Loans and the termination of the Commitments, the payment of all fees and other Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section 8.6 shall be payable promptly after written demand therefor.

SECTION 8.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.8. Waivers; Amendment.

(a) The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any Default under any other agreement shall operate as a waiver of any other Event of Default or other Default hereunder or under any other agreement. No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies. No waiver by the Administrative Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. Subject to the right of the Administrative Agent and the Required Lenders to direct the exercise of the Agent’s Rights and Remedies upon the occurrence and during the continuance of an Event of Default, the Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Administrative Agent and the Grantor or Grantors with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 8.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

SECTION 8.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be so affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Jurisdiction; Consent to Service of Process. The Grantors agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Grantors hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement against a Grantor or its properties in the courts of any jurisdiction. The Grantors agree that any action commenced by any Grantor asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.14. Joinder to Security Agreement. As contemplated in the Credit Agreement, additional Subsidiaries may from time to time become parties hereto and additional Grantors hereunder by execution and delivery of a Joinder to Security Agreement. Such Joinder to Security Agreement shall be effective upon delivery by such additional Grantor, without further action or consent or notice to any party hereto. Upon delivery of such Joinder to Security Agreement, all obligations of each Grantor hereunder shall be joint and several with the obligations of each other Grantor hereunder.

SECTION 8.15. Termination; Release of Collateral.

(a) Any Lien upon any Collateral and/or Geoffrey Collateral will be released automatically if the Collateral and/or Geoffrey Collateral constitutes property being sold, transferred or disposed of in an Asset Sale permitted under the Credit Agreement upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by the Credit Agreement and in the other circumstances contemplated in Section 9.10 of the Credit Agreement.

(b) Upon at least two (2) Business Days’ prior written request by the Borrower, the Administrative Agent shall execute such documents as may be necessary to evidence the release of the Liens upon any Collateral and/or any Geoffrey Collateral described in Section 8.15(a); provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Administrative Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral and/or the Geoffrey Collateral.

(c) Except for those provisions which expressly survive the termination thereof, this Agreement and the Security Interest granted herein shall terminate when (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Secured Obligations (which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (each as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable) (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, at which time the Administrative Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements and similar documents that the Grantors shall reasonably request to evidence such termination; provided, however, that the Credit Agreement, this Agreement, and the Security Interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, Grantor or other Loan Party. Any execution and delivery of termination statements or documents pursuant to this Section 8.15 shall be without recourse to, or warranty by, the Administrative Agent or any other Secured Party.

SECTION 8.16. Intercreditor Agreements. Notwithstanding anything herein to the contrary, the lien and Security Interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Agreement, the terms of the Intercreditor Agreements shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreements, and any obligation of any Grantor hereunder or under any other Security Document with respect to the delivery or control of any Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Collateral, shall be deemed to be satisfied if such Grantor, as applicable, complies with the requirements of the similar provision of the applicable document with respect to the ABL Credit Agreement Obligations or the Notes Obligations (as defined in the ABL Intercreditor Agreement). The delivery of any Collateral to or the control of any Collateral by to either the ABL Agent or the collateral agent under the Secured Notes as required by the applicable Intercreditor Agreement shall satisfy any delivery or control requirement hereunder or under any other Security Document, with respect to the Collateral.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

GRANTORS:

TOYS “R” US-DELAWARE, INC., as the Borrower and as a Grantor

By:
Name:
Title:

GEOFFREY, LLC,
as a Grantor

By:
Name:
Title:

GEOFFREY INTERNATIONAL, LLC,
as a Grantor

By:
Name:
Title:

GEOFFREY HOLDINGS, LLC,
as a Grantor

By:	TOYS “R” US-DELAWARE, INC.,
its Managing Member

By:
Name:
Title:

TRU-SVC, LLC,
as a Grantor

By:
Name:
Title:

TOYS ACQUISITION, LLC,
as a Grantor

By:
Name:
Title:

TRU OF PUERTO RICO, INC.,
as a Grantor

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

Exhibit A

License Agreements

Exhibit B

United States Proprietary Marks

Schedule 3.2

Item	Grantor	Filing Requirement	Filing Office

Schedule 3.4

Bailees, Warehousemen and Third Parties

Bailees/Warehousemen	Address	Loan Party	Inventory > $20.0 million

Schedule 3.7

Certain Commercial Tort Claims

None.

[FORM]

SCHEDULES TO

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August     , 2010

among

TOYS “R” US-DELAWARE, INC.,

as Borrower,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent,,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agents,

The Lenders Party Hereto,

CREDIT SUISSE SECURITIES (USA) LLC

and WELLS FARGO BANK, N.A.,

as Documentation Agents,

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers,

and

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

GOLDMAN SACHS LENDING PARTNERS LLC

CREDIT SUISSE SECURITIES (USA) LLC,

CITIGROUP GLOBAL MARKETS INC.

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunning Managers

August         , 2010

SCHEDULES

1.01	Specified Holdings Indebtedness
1.02	Material Subsidiaries
1.03	Propco Subsidiaries
2.01	Commitments
5.01	Organization Information
5.06(a)	Disclosed Matters
5.06(b)	Environmental Matters
5.12	Subsidiaries; Joint Ventures; Assessable Equity Interests
5.13	Insurance
5.14	Collective Bargaining Agreements
6.01(a)	Business Segment Reporting Requirements
7.01(g)	Existing Liens
7.02(i)	Existing Investments
7.03(c)	Existing Indebtedness
7.07	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

Schedule 1.01

Specified Holdings Indebtedness

Schedule 1.02

Material Subsidiaries

1.	TRU-SVC, LLC

2.	TRU of Puerto Rico, Inc.

3.	Toys Acquisition, LLC

4.	Geoffrey Holdings, LLC

Schedule 1.03

Propco Subsidiaries

1.	Giraffe Holdings, LLC

2.	Giraffe Junior Holdings, LLC

3.	Toys “R” Us Property Company II, LLC

Schedule 2.01

Commitments

Lender	Initial Loan Commitment

Schedule 5.01

Organization Information

Name	State of Incorporation/ Organization	Organization Type	Organizational ID Number	FEIN
Toys “R” Us-Delaware, Inc.	Delaware	Corporation	0231103	13-5159250

TRU-SVC, LLC	Virginia	Limited Liability Company	S1 58900-3	03-0565215

TRU of Puerto Rico, Inc.	Puerto Rico	Corporation	69,608	52-1573925

Toys Acquisition, LLC	Delaware	Limited Liability Company	4689123	27-0209866

Geoffrey Holdings, LLC	Delaware	Limited Liability Company	3996823	03-0565219

Geoffrey, LLC	Delaware	Limited Liability Company	2026673	22-2497208

Geoffrey International, LLC	Delaware	Limited Liability Company	3059114	22-3671027

Schedule 5.06(a)

Disclosed Matters

Schedule 5.06(b)

Environmental Matters

Schedule 5.12

Subsidiaries; Joint Ventures; Assessable Equity Interests

Holder of Capital Stock/ Interest	Subsidiary/ Joint Venture	% of Ownership Interest
Toys “R” Us-Delaware, Inc.	Toys “R” Us (Canada) Ltd. / Toys “R” Us (Canada) Ltee	100%
Toys “R” Us-Delaware, Inc.	Toys “R” Us Service, LLC	100%
Toys “R” Us-Delaware, Inc.	Geoffrey Holdings, LLC	100%
Toys “R” Us-Delaware, Inc.	TRU-SVC, LLC	100%
Toys “R” Us-Delaware, Inc.	TRU BVI, LTD.	100%
Toys “R” Us-Delaware, Inc.	TRU of Puerto Rico, Inc.	100%
Toys “R” Us-Delaware, Inc.	Toys Acquisition, LLC	100%
TRU BVI, LTD.	TRU Hong Kong Holdings, LLC	100%
TRU Hong Kong Holdings, LLC	TRU (HK) Limited	100%
Geoffrey Holdings, LLC	Geoffrey, LLC	100%
Geoffrey, LLC	Geoffrey International, LLC	100%
Geoffrey, LLC	Y.K. Babiesrus Internet Japan	100%
Geoffrey, LLC	Y.K. Toysrus Internet Japan	100%
Toys “R” Us-Delaware, Inc.	SALTRU Associates Joint Venture	50%
Ceasars Bay Bazaar LP		50%
Toys “R” Us-Delaware, Inc.	ZT Winston Salem Associates	50%
ZT Winston - Salem Associates		50%

Schedule 5.13

Insurance

Schedule 5.14

Collective Bargaining Agreements

Schedule 6.01(a)

Business Segment Reporting Requirements

Operating Results of the U.S. based and Canadian based operations of Toys “R” Us and Babies “R” Us, including (i) income statement results of Loan Parties and their subsidiaries through Operating Profit showing business segment results for Toys “R” Us-Domestic and Canada (including allocation of corporate expenses if deemed appropriate), (ii) additional cash flow detail of Loan Parties and their subsidiaries, including depreciation and capital expenditures by business segment and (iii) balance sheet information for the Loan Parties depicting accounts receivable, inventory, fixed assets, accounts payable by business segment, all in such form and detail to be agreed by Borrower and the Administrative Agent.

Schedule 7.01(g)

Existing Liens

Schedule 7.02(i)

Existing Investments

1.	Loan due from Toys “R” Us, Inc. to Toys “R” Us-Delaware, Inc. for approximately $310,000,000 as of June 2010 in connection with certain bond principal payments loaned by Toys “R” Us-Delaware, Inc. to Toys “R” Us, Inc. on or about July 2006 and in connection with certain other business liabilities.

2.	Loan due from Toys “R” Us, Inc. to Toys “R” Us-Delaware, Inc. for approximately $161,000,000 as of June 2010 made in connection with certain Toys “R” Us, Inc. expected refinancing activities.

3.	Loan due from TRU of Puerto Rico, Inc. to Toys “R” Us – Delaware, Inc. for approximately $33,000,000 in connection with certain business liabilities.

Schedule 7.03(c)

Existing Indebtedness

1.	The letters of credit and surety bonds listed as attached hereto are incorporated by reference.

2.	$21,673,000 Debenture due 2021 of Toys “R” Us-Delaware, Inc. and Toys “R” Us, Inc.

3.	Liabilities of Toys “R” Us-Delaware, Inc. to Toys “R” Us Value, Inc. for approximately $75,000,000 as of July 2010 in connection with stored value card obligations.

4.	Loan due from Toys “R” Us-Delaware, Inc. to Toys “R” Us, Inc. for approximately $100,000,000 as of July 2010 in connection with insurance liabilities.

5.	Approximately $141,000,000 in the aggregate of various capital leases and capital project financing entered into by Toys “R” Us-Delaware, Inc. with various third parties as of July 2010.

6.	Short Term Loan due from Toys “R” Us-Delaware, Inc. to Toys “R” Us, Inc. for approximately $200,000,000 as of July 2010.

Domestic Letters of Credit

Issuing Bank	LC Number	Expiration Date	Beneficiary	Amount

Surety Bonds

Bond No.	Principal	Obligee	Bond Type	Bond Amount	Premium	Effective Date	Expiration Date

Schedule 7.07

Transactions with Affiliates

1.	Items 2, 3, 4 and 6 on Schedule 7.03(c) are hereby incorporated by reference.

2.	Toys “R” Us-Delaware, Inc. has engaged TRU (Vermont), Inc. to provide certain insurance services and policies in the ordinary course of business.

3.	Intellectual Property License Agreements:

•

License Agreement, dated as of February 1, 2009, by and among Geoffrey, LLC, Toys “R” Us Handelsgesellchaft mbH, Toys “R” Us (Australia) Pty Ltd., Toys “R” Us SARL, Toys “R” Us GmbH, Toys “R” Us Portugal, Limitada, Toys “R” Us Iberia, SA, Toys “R” Us AG and Toys “R” Us Limited.

•	License Agreement, dated as of February 1, 2009, by and between Geoffrey International, LLC and Toys “R” Us – Japan, Ltd.

•	License Agreement, dated as of January 23, 2004, by and between Geoffrey, LLC f/k/a Geoffrey, Inc. and Toys “R” Us-Delaware, Inc., as amended from time to time.

•	License Agreement, dated as of February 4, 1996, by and between Geoffrey, LLC f/k/a Geoffrey, Inc. and TRU of Puerto Rico, Inc., as amended on January 30, 2002, as amended from time to time.

•

Cross-License Agreement, dated as of August 24, 1999, by and among Toys “R” Us, Inc., Geoffrey, LLC f/k/a Geoffrey, Inc., Toys “R” Us-Service, LLC f/k/a Toys “R” Us-Service, Inc. and Geoffrey International, LLC f/k/a Geoffrey International, Inc., as amended from time to time.

•	License Agreement, dated as of May 3, 1992, by and between Geoffrey, LLC f/k/a Geoffrey, Inc. and TRU of Puerto Rico, Inc., as amended.

4.	Domestic Service Agreement, dated as of January 29, 2006, by and among Toys “R” Us- Delaware, Inc., Toys “R” Us, Inc., Toys “R” Us International, LLC, Geoffrey, Inc., TRU (Vermont), Inc., TRU-SVC, LLC, Toysrus.com, LLC, Babiesrus.com, LLC, Giraffe Properties, LLC, TRU 2005 RE Holding Co. I, LLC, MAP Real Estate, LLC, MPO Properties, LLC, Wayne Real Estate Holding Company, LLC, TRU 2005 RE I, LLC, TRU 2005 RE II Trust, TRU of Puerto Rico, Inc., MAP 2005 RE, LLC005 Real Estate, LLC and TRU (HK) Limited.

5.	Information Technology and Administrative Support Services Agreement, dated as of February 1, 2009, by and among Toys “R” Us – Delaware, Inc., Toys “R” Us International, LLC, Toys “R” Us Handelsgesellchaft mbH, Toys “R” Us (Australia) Pty Ltd., Toys “R” Us SARL, Toys “R” Us GmbH, Toys “R” Us Portugal, Limitada, Toys “R” Us Iberia, SA, Toys “R” Us AG, Toys “R” Us Limited and Toys “R” Us – Japan, Ltd.

6.	Amended and Restated Tax Allocation Agreement, dated as of June 28, 2006, by and among Toys “R” Us Holdings, Inc., Toys “R” Us, Inc., Toys “R” Us-Delaware, Inc., Definitive Solutions Company, Inc. Geoffrey Europe, Inc., Geoffrey Holdings, LLC, Geoffrey, Inc., Toys “R” Us-Belgium, Inc., Toys “R” Us-Service, Inc. Toys “R” Us-Value, Inc., TRU (Vermont), Inc., TRU Belgium Holdings, Inc., TRU Data Services, Inc., TRU Gulf Services, Inc, TRU Japan Holdings, Inc. and TRU-LSM Redevelopment Corporation.

7.	Stored Value Card Distribution and Redemption Agreement dated as of March 21, 2007 made by and between TRU-SVC, LLC and Toys “R” Us-Delaware, Inc.

8.	Intercompany Agreement made by and between Toys Acquisition, LLC and Toys “R” Us-Delaware, Inc. with regard to Toys “R” Us-Delaware, Inc.’s operation of the F.A.O. Schwarz business.

9.	Master Lease dated as of July 21, 2005, by and between MAP 2005 Real Estate, LLC, as successor in interest of MAP Real Estate, LLC, as Landlord, and Toys “R” Us-Delaware, Inc., as Tenant, as amended.

10.	Amended and Restated Master Lease Agreement dated as of November 20, 2009, by and between Toys “R” Us Property Company II, LLC, as Landlord, and Toys “R” Us-Delaware, Inc., as Tenant.

11.	Amended and Restated Master Lease Agreement dated as of July 9, 2009, by and among MAP Real Estate, LLC, TRU 2005 RE I, LLC, TRU 2005 RE II Trust and Wayne Real Estate Company, LLC, as Landlord, and Toys “R” Us-Delaware, Inc., as Tenant.

12.	Intercompany Service Agreement entered into as of April, 2009 and effective as of February 16, 2009 by and between Toys “R” Us-Japan, Ltd. and Toys “R” Us - Delaware, Inc. (w/r/t Paul Winslow).

13.	Intercompany Service Agreement entered into as of July, 2010 and effective as of July 5, 2010 (by and between Toys “R” Us-Japan, Ltd. and Toys “R” Us-Delaware, Inc. (w/r/t Joseph Rosolanko).

14.	Certain other Intercompany Expatriate Agreements between Toys “R” Us-Delaware, Inc., Toys “R” Us (Canada) Ltd. and their Affiliates entered into from time to time.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:	ADMINISTRATIVE AGENT:

Toys “R” Us-Delaware, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: Chief Financial Officer Telephone: (973) 617-3500 w/ a copy to: General Counsel

Administrative Agent’s Office

(for Payments and Requests for Credit Extensions):

Bank of America, N.A.

Mail Code: NC1-001-04-39

One Independence Center

101 N Tryon Street

Charlotte, NC 28255-0001

Attn: Eileen Marie Deacon

Telephone: 980.683.8758

Telecopier: 617.310.2255

Email: eileen.marie.deacon@baml.com

Account No. 1366212250600

ABA# 026009593

Ref: Toys R Us

For wires of funds:

Bank of America, N.A.

New York, NY

ABA # 026009593

Acct # 1366212250600

Attn: Corporate Credit Services

Ref: Toys R Us

Other Notices as Administrative Agent:

Bank of America, N.A.

Mail Code: NC1-002-15-36

Bank of America Plaza

101 S Tryon Street

Charlotte, NC 28255-0001

Attn: Kelly T. Weaver

Telephone: 980.387.5452

Telecopier: 704.208.2871

Email: kelly.weaver@baml.com